Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN INCOME FUND I-E
filed 1997-03-31
CIK 868681

                             AMERICAN INCOME FUND I









                           AMERICAN INCOME FUND I-E,

                      a Massachusetts Limited Partnership



                Annual Report to the Partners, December 31, 1996

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                    Page
                                                                    ----
SELECTED FINANCIAL DATA                                               2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                 3-7


FINANCIAL STATEMENTS:

Report of Independent Auditors                                        8

Statement of Financial Position
at December 31, 1996 and 1995                                         9

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994                 10

Statement of Changes in Partners' Capital
for the years ended December 31, 1996, 1995 and 1994                 11

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994                 12

Notes to the Financial Statements                                 13-22


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                              23

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                              24

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                     25


                            SELECTED FINANCIAL DATA


    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of  the five years in the period ended December 31, 1996:

    Summary of
    Operations                  1996          1995          1994          1993          1992
-------------------------   ------------  ------------  ------------  ------------  --------------
Lease revenue                 $ 5,328,237   $ 5,590,621   $ 7,587,215   $ 6,666,330   $ 5,819,018

Net income                    $ 1,062,652   $   261,733   $   948,185   $     1,583   $ 1,783,641

Per Unit:
    Net income                $      1.14   $      0.28   $      1.02            --   $      1.97

    Cash distributions        $      2.40   $      2.75   $      2.75         $2.75   $      2.75


    Financial Position
--------------------------

Total assets                  $18,074,828   $18,755,667   $22,075,839   $27,339,386   $29,424,276

Total long-term obligations   $ 6,586,970   $ 5,839,543   $ 6,657,115   $10,438,981   $ 9,969,486

Partners' capital             $10,865,261   $12,035,442   $14,332,162   $15,942,430   $18,499,300

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1996 compared to the year
          ended December 31, 1995 and the year ended December 31, 1995 compared to the year ended December 31, 1994

Overview
--------

  American Income Fund I-E, a Massachusetts Limited Partnership (the "Partnership") was organized in 1991 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. As a result of the Partnership's age and a declining equipment portfolio, the General Partner is evaluating a variety of transactions that will reduce the Partnership's prospective costs to operate as a publicly registered limited partnership and, therefore, enhance overall cash distributions to the limited partners. Such a transaction may involve the sale of the Partnership's remaining equipment or a transaction that would allow for the consolidation of the Partnership's expenses with other similarly-organized equipment leasing programs. In order to increase the marketability of the Partnership's remaining equipment, the General Partner expects to use the Partnership's available cash and future cash flow to retire indebtedness. This will negatively effect short-term cash distributions.


Results of Operations
---------------------

  For the year ended December 31, 1996, the Partnership recognized lease revenue of $5,328,237 compared to $5,590,621 and $7,587,215 for the years ended December 31, 1995 and 1994, respectively. The decrease in lease revenue from 1994 to 1996 reflects the effects of primary lease term expirations and the sale of equipment. The Partnership concluded an aircraft exchange in March 1996 (see discussion below). As a result of this exchange, the Partnership replaced its ownership interest in a Boeing 747-SP, having aggregate quarterly lease revenues of $174,279, with interests in six other aircraft (three Boeing 737 aircraft leased by Southwest Airlines, Inc., two McDonnell Douglas MD-82 aircraft leased by Finnair OY and one McDonnell Douglas MD-87 aircraft leased by Reno Air, Inc.), having aggregate quarterly lease revenues of $266,911. The Finnair Aircraft and the Reno Aircraft were exchanged into the Partnership on March 25 and March 26, 1996, respectively. Accordingly, revenue for the year ended December 31, 1996 does not fully reflect the annual rents ultimately anticipated from the like-kind exchange. For the year ended December 31, 1994, the Partnership recognized lease revenue from related parties of $276,245. No lease revenue from related parties was recognized during 1995 or 1996. Lease revenue from related parties reflects revenue earned on containers formerly leased to ICCU Containers, S.p.A.. (See Note 4 to the financial statements herein).

  The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

  Interest income for the year ended December 31, 1996 was $140,049 compared to $120,358 and $65,224 for the years ended December 31, 1995 and 1994, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. In 1996, interest income included $36,763 earned on cash held in a special-purpose escrow account in connection with the like-kind exchange transactions, discussed below. During the years ended December 31, 1996 and 1995, the Partnership earned interest income of $18,553 and $25,848, respectively, on a note receivable from EFG resulting from the settlement with ICCU Containers, S.p.A (See Note 4 to the financial statements herein). All amounts due from EFG pursuant to this note had been received at December 31, 1996. The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

  In 1996, the Partnership sold equipment having a net book value of $127,837 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $177,153 compared to a net loss of $109,471 in 1995 on equipment having a net book value of $364,938 and a net loss of $336,717 in 1994 on equipment having a net book value of $1,236,766.

  In 1994, the Partnership recorded a write-down of the carrying value of its 27.02% interest in a Boeing 747-SP aircraft (the "Aircraft") leased to United Air Lines, Inc. ("United"). The resulting charge, representing an impairment, of $982,000 ($1.06 per limited partnership unit) was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the Aircraft. Net realizable value was estimated based on (i) third-party appraisals of the Partnership's aircraft and (ii) EFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between the major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market values for passenger jet aircraft.

  The Aircraft suffered a market decline due to its nature as a Special Purpose
(SP) aircraft which was designed to travel long distances on a non-stop basis. Distance capability was achieved, in part, by reducing the number of passenger seats contained on a traditional 747 aircraft. In recent years, new aircraft have become available which compete with the 747-SP in both passenger capacity and fuel efficiency. This development has depressed market values of used 747-SP aircraft and was the basis for the write-down recognized by the Partnership in 1994.

  In September 1995, the Partnership transferred its 27.02% ownership interest in the United Aircraft, pursuant to the rules for a like-kind exchange for income tax reporting purposes. The Partnership received aggregate cash consideration of $2,225,548 including $174,279 for rent accrued through the transfer date. A portion of the consideration was used to satisfy the balance of outstanding debt and interest of $339,017. The net cash consideration of $1,712,252 was deposited into a special-purpose escrow account through a third-party exchange agent pending the completion of the aircraft exchange. The Partnership's interest in the Aircraft had a net book value of $2,827,904 at the date of transfer and resulted in a net loss for financial reporting purposes of $776,635.

  In November 1995, the Partnership partially replaced the United Aircraft with an 11.74% interest in the Southwest Aircraft, at an aggregate cost of $1,718,912. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $1,282,711 from a third-party lender and utilized $436,201 of the cash consideration received from the transfer of the United Aircraft.
The remaining ownership interest of 88.26% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

  Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of a 9.71% ownership interest in the Finnair Aircraft and a 17.43% ownership interest in the Reno Aircraft at a total cost to the Partnership of $2,718,900 and $2,367,806, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $909,035 and obtained financing of $1,809,865 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $404,693 and obtained financing of $1,963,113 from a third-party lender. The remaining ownership interests of 90.29% and 82.57% in the Finnair Aircraft and the Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG.

  It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

  The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

  The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements may not be indicative of the total residual value the Partnership achieved from leasing the equipment.

  Depreciation and amortization expense was $3,688,916, $3,853,824 and $4,428,290 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset at the date of primary lease expiration on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

  Interest expense was $595,554 or 11.2% of lease revenue in 1996, compared to $457,049 or 8.2% of lease revenue in 1995 and $667,950 or 8.8% of lease revenue in 1994. The increase in interest expense in 1996 compared to 1995 was due primarily to interest incurred in connection with the leveraging obtained to finance the like-kind exchange transactions, discussed above. Interest expense in future years is expected to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. In addition, the General Partner expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness (see Overview).

  Management fees were approximately 2.9% of lease revenue during each of the years ended December 31, 1996, 1995 and 1994. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

  Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented 3.1%, 2.1% and less than 1% of lease revenue in 1996, 1995 and 1994, respectively. The increase in operating expenses from 1995 to 1996 was due principally to costs incurred in connection with the like-kind exchange transactions, discussed above. The increase in operating expenses from 1994 to 1995 was primarily attributable to an increase in professional service costs and legal costs incurred in connection with the like-kind exchange of certain cargo containers (See Note 4 to the financial statements herein). The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

  The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $4,965,954, $4,690,110 and $6,958,354 in 1996, 1995, and 1994, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

  Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

  Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. For the year ended December 31, 1996, the Partnership expended $37,677 in connection with the like-kind exchange transactions referred to above. There were no equipment acquisitions in the corresponding periods in 1995 or 1994. During 1996, the Partnership realized $304,990 in equipment sale proceeds compared to $255,467 and $900,049 in 1995 and 1994, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

  The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the amount of cash used to repay debt obligations may fluctuate due to the use of the Partnership's available cash and future cash flow to retire indebtedness (see Overview). In addition, the Partnership has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $922,830 and $555,597, respectively.

  Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $2,232,833. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Limited Partners were allocated 95% of these distributions, or $2,121,191 and the General Partner was allocated 5%, or $111,642. The fourth quarter 1996 cash distribution was paid on January 13, 1997.

  Cash distributions paid to the Limited Partners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

  The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


To the Partners of American Income Fund I-E, a Massachusetts Limited Partnership:


    We have audited the accompanying statements of financial position of American Income Fund I-E, a Massachusetts Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-E, a Massachusetts Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
March 14, 1997

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership

                        STATEMENT OF FINANCIAL POSITION
                           December 31, 1996 and 1995

                                              1996           1995
                                          -------------  -------------

ASSETS
------
Cash and cash equivalents                  $ 1,838,896    $ 2,189,633
Contractual right for equipment                     --      1,276,051
Rents receivable                               864,959      1,087,061
Accounts receivable - affiliate                239,386        130,911
Note receivable - affiliate                         --        210,377
Equipment at cost, net of accumulated
 depreciation of $14,050,647 and
 $11,496,078 at December 31, 1996
 and 1995, respectively                     15,131,587     13,860,717

Organization costs, net of accumulated
 amortization of $5,000 and $4,083
 at December 31, 1996
 and 1995, respectively                             --            917
                                           -----------    -----------

   Total assets                            $18,074,828    $18,755,667
                                           ===========    ===========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                              $ 6,586,970    $ 5,839,543
Accrued interest                                96,123         68,000
Accrued liabilities                             23,250         21,770
Accrued liabilities - affiliate                 34,223         11,875
Deferred rental income                         155,008        139,424
Cash distributions payable to partners         313,993        639,613
                                           -----------    -----------
   Total liabilities                         7,209,567      6,720,225
                                           -----------    -----------
Partners' capital (deficit):
   General Partner                            (431,088)      (372,579)
   Limited Partnership Interests
   (883,829.31 Units; initial purchase
   price of $25 each)                       11,296,349     12,408,021
                                           -----------    -----------

   Total partners' capital                  10,865,261     12,035,442
                                           -----------    -----------

   Total liabilities and partners'
    capital                                $18,074,828    $18,755,667
                                           ===========    ===========

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership

                            STATEMENT OF OPERATIONS
              for the years ended December 31, 1996, 1995 and 1994


                                          1996          1995          1994
                                       -----------  ------------  ------------

Income:
   Lease revenue                        $5,328,237   $5,590,621    $7,310,970

   Lease revenue - related party                --           --       276,245

   Interest income                         140,049      120,358        65,224

   Interest income - affiliate              18,553       25,848            --

   Gain (loss) on sale of equipment        177,153     (109,471)     (336,717)

   Loss on exchange of equipment                --     (776,635)           --
                                        ----------   ----------    ----------

       Total income                      5,663,992    4,850,721     7,315,722
                                        ----------   ----------    ----------

Expenses:

   Depreciation and amortization         3,688,916    3,853,824     4,428,290

   Write-down of equipment                      --           --       982,000

   Interest expense                        595,554      457,049       667,950

   Equipment management fees
     - affiliate                           154,545      161,615       223,277

   Operating expenses - affiliate          162,325      116,500        66,020
                                        ----------   ----------    ----------

       Total expenses                    4,601,340    4,588,988     6,367,537
                                        ----------   ----------    ----------

Net income                              $1,062,652   $  261,733    $  948,185
                                        ==========   ==========    ==========

Net income
    per limited partnership unit        $     1.14   $     0.28    $     1.02
                                        ==========   ==========    ==========

Cash distributions declared
   per limited partnership unit         $     2.40   $     2.75    $     2.75
                                        ==========   ==========    ==========

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1996, 1995 and 1994

                                  General        Limited Partners
                                  Partner    -------------------------
                                  Amount       Units        Amount          Total
                                -----------  ----------  -------------  -------------

Balance at December 31, 1993     $(177,229)  883,829.31   $16,119,659    $15,942,430

Net income - 1994                   47,409           --       900,776        948,185

Cash distributions declared       (127,923)          --    (2,430,530)    (2,558,453)
                                 ---------   ----------   -----------    -----------

Balance at December 31, 1994      (257,743)  883,829.31    14,589,905     14,332,162

Net income - 1995                   13,087           --       248,646        261,733

Cash distributions declared       (127,923)          --    (2,430,530)    (2,558,453)
                                 ---------   ----------   -----------    -----------

Balance at December 31, 1995      (372,579)  883,829.31    12,408,021     12,035,442

Net income - 1996                   53,133           --     1,009,519      1,062,652

Cash distributions declared       (111,642)          --    (2,121,191)    (2,232,833)
                                 ---------   ----------   -----------    -----------

Balance at December 31, 1996     $(431,088)  883,829.31   $11,296,349    $10,865,261
                                 =========   ==========   ===========    ===========

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership

                            STATEMENT OF CASH FLOWS
              for the years ended December 31, 1996, 1995 and 1994

                                      1996            1995            1994
                                 --------------  --------------  --------------

Cash flows from (used in)
 operating activities:
Net income                         $ 1,062,652     $   261,733     $   948,185

Adjustments to reconcile net
 income to net cash from
 operating activities:
   Depreciation and
    amortization                     3,688,916       3,853,824       4,428,290
   Write-down of equipment                  --              --         982,000
   (Gain) loss on sale of
    equipment                         (177,153)        109,471         336,717
   Loss on exchange of
    equipment                               --         776,635              --

Changes in assets and
 liabilities:
   Decrease (increase) in:
       Rents receivable                222,102        (421,469)         20,141
       Accounts receivable -
        affiliate                     (108,475)        (29,425)        299,284
       Note receivable -
        affiliate                      210,377         160,299              --
   Increase (decrease) in:
       Accrued interest                 28,123             502         (54,359)
       Accrued liabilities               1,480           6,270           2,500
       Accrued liabilities -
        affiliate                       22,348           5,944           5,931
       Deferred rental income           15,584         (33,674)        (10,335)
                                   -----------     -----------     -----------
         Net cash from operating
          activities                 4,965,954       4,690,110       6,958,354
                                   -----------     -----------     -----------

Cash flows from (used in)
 investing activities:
   Purchase of equipment               (37,677)             --              --
   Proceeds from equipment
    sales                              304,990         255,467         900,049
                                   -----------     -----------     -----------

         Net cash from investing
          activities                   267,313         255,467         900,049
                                   -----------     -----------     -----------
Cash flows used in financing
 activities:
   Principal payments - notes
    payable                         (3,025,551)     (2,686,336)     (3,781,866)

   Distributions paid               (2,558,453)     (2,558,453)     (2,558,453)
                                   -----------     -----------     -----------
         Net cash used in
          financing activities      (5,584,004)     (5,244,789)     (6,340,319)
                                   -----------     -----------     -----------

Net increase (decrease) in
 cash and cash equivalents            (350,737)       (299,212)      1,518,084

Cash and cash equivalents at
 beginning of year                   2,189,633       2,488,845         970,761
                                   -----------     -----------     -----------

Cash and cash equivalents at
 end of year                       $ 1,838,896     $ 2,189,633     $ 2,488,845
                                   ===========     ===========     ===========

Supplemental disclosure of
 cash flow information:
   Cash paid during the year
    for interest                   $   567,431     $   456,547     $   722,309
                                   ===========     ===========     ===========
Supplemental disclosure of non-cash investing and financing activities:

  See Notes 3 and 4 to the financial statements.

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                               December 31, 1996


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
---------------------------------------------

    The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on August 29, 1991, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 4, 1991, the Partnership concluded an Interim Closing and issued 587,079.96 units of limited partnership interest (the "Units") to 654 investors for a purchase price of $14,569,875. Included in the 587,079.96 units were 4,284.96 bonus units. On January 31, 1992, the Partnership concluded its Final Closing. An additional 296,749.35 units (including 626.35 bonus units) were purchased for an additional purchase price of $7,403,075 and an additional 735 investors became Limited Partners of the Partnership. As of January 31, 1992, an aggregate total of 883,829.31 units (including 4,911.31 bonus units) had been purchased for an aggregate total purchase price of $21,972,950 and an aggregate of 1,089 investors had become Limited Partners of the Partnership. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and
Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

    Significant operations commenced on December 4, 1991 when the Partnership made its initial equipment acquisition. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Limited Partners and 5% to the General Partner.

    Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see
Note 4.)

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Statement of Cash Flows
-----------------------

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1996, the Partnership had $1,735,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition
-------------------

    Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $9,562,094 are due as follows:


For the year ending December 31, 1997            $4,100,992
                                 1998             2,182,632
                                 1999             1,083,947
                                 2000               668,071
                                 2001               639,895
                           Thereafter               886,557
                                                 ----------

                                Total            $9,562,094
                                                 ==========

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994 is as follows:


                                             1996         1995         1994
                                          -----------  -----------  -----------

Gearbulk Shipowning Ltd (Formerly          $1,077,488   $1,076,038   $1,076,038
 Kristian Gerhard Jebsen
 Skipsrederi A/S)
National Steel Corporation                 $  722,342   $  754,006           --
General Motors Corporation                         --   $  689,623           --

    In September 1995, the Partnership transferred its ownership interest in a Boeing 747-SP-21 commercial jet aircraft (the "United Aircraft") to the existing lessee, United Air Lines, Inc., pursuant to the rules for a like-kind exchange transaction for income tax reporting purposes (See Note 4 herein). In November 1995, the Partnership partially replaced the United Aircraft with an 11.74% interest in three Boeing 737-2H4 aircraft leased to Southwest

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


Airlines, Inc. (the "Southwest Aircraft"). The Partnership will receive approximately $338,000 of rental revenue in each of the years ending December 31, 1999, and $28,000 in the year ending December 31, 2000, pursuant to the Southwest Aircraft lease agreement.

    Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of a 9.71% ownership interest in two McDonnell-Douglas MD-82 Aircraft leased by Finnair OY (the "Finnair Aircraft") and a 17.43% ownership interest in a McDonnell-Douglas MD-87 aircraft leased by Reno Air, Inc. (the "Reno Aircraft"). The Partnership will receive approximately $419,000 of rental revenue in each of the years in the period ending December 31, 1998 and approximately $105,000 in the year ending December 31, 1999 pursuant to the Finnair Aircraft lease agreement. With respect to the Reno Aircraft lease agreement, the Partnership will receive approximately $311,000 of rental revenue in each of the years in the period ending December 31, 2002. Pursuant to the Reno Aircraft lease agreement, rents are adjusted monthly for changes of the London Inter-Bank Offered Rate ("LIBOR"). Future rents reported above reflect the most recent LIBOR effected rental payment.

Use of Estimates
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
------------------

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was EFG or an Affiliate, asset base price was the lower of (i) the actual price paid for the equipment by EFG or the Affiliate plus all actual costs accrued by EFG or the Affiliate while carrying the equipment less the amount of all rents earned by EFG or the Affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation and Amortization
-----------------------------

    The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

    Organization costs are amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate
-------------------------------

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Allocation of Profits and Losses
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 6 for allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit
------------------------------------------

    Net income and cash distributions per Unit are based on 883,829.31 Units outstanding during each of the three years in the period ended December 31, 1996 and are computed after allocation of the General Partner's 5% share of net income and cash distributions.

Provision for Income Taxes
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Partnership.


NOTE 3 - EQUIPMENT
------------------

    The following is a summary of equipment owned by the Partnership at December 31, 1996. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


                                   Lease Term     Equipment
Equipment Type                      (Months)       at Cost                    Location
---------------------------------  -----------  -------------  --------------------------------------

Aircraft                                39-81   $  8,697,671   NV/TX/WA/Foreign
Vessels                                    72      5,160,573   Foreign
Materials handling                       8-60      5,016,620   DE/IL/MI/MN/NC/NJ/OH/PA/SC SD/TN/TX/WV
Construction and mining                 36-72      2,709,146   IL/MI/MN/PA/WV
Trailers/intermodel containers             99      1,773,184   CA
Locomotives                                60      1,572,196   CA
Tractors and heavy duty trucks          60-78      1,493,330   CA/IL/KY/MN/NY/OR/WA
General purpose plant/warehouse            72      1,193,417   CA
Retail store fixtures                      48        687,947   FL
Communications                          12-48        659,442   FL/NY/VA
Furniture and fixtures                     60         83,479   NY
Photocopying                            12-36         68,633   CA/CT/IL/NJ
Computers and peripherals                1-36         66,596   FL/NY/OH
                                                ------------

                         Total equipment cost     29,182,234

                     Accumulated depreciation    (14,050,647)
                                                ------------

   Equipment, net of accumulated depreciation   $ 15,131,587
                                                ============


  The Partnership recorded a write-down of the carrying value of its 27.02% interest in a Boeing 747-SP aircraft (the "Aircraft"), representing an impairment, during the year ended December 31, 1994. The resulting charge, $982,000 ($1.06 per limited partnership unit) was based on a comparison of estimated net realizable value and corresponding carrying value for the Partnership's interest in the Aircraft.

  In September 1995, the Partnership transferred its 27.02% ownership interest in the United Aircraft, pursuant to the rules for a like-kind exchange for income tax reporting purposes (See Note 2 herein). In November 1995, the Partnership partially replaced the United Aircraft with an 11.74% interest in the Southwest Aircraft, at an aggregate cost of $1,718,912. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $1,282,711 from a third-party lender and utilized $436,201 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 88.26% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

  Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of a 9.71% ownership interest in the Finnair Aircraft and a 17.43% ownership interest in the Reno Aircraft at a total cost to the Partnership of $2,718,900 and $2,367,806, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $909,035 in cash and obtained financing of $1,809,865 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $404,693 in cash and obtained financing of $1,963,113 from a third-party lender. The remaining ownership interests of 90.29% and 82.57% in the Finnair Aircraft and the Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG.

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1996, the Partnership's equipment portfolio included equipment having a proportionate original cost of $16,945,333, representing approximately 58% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $21,345,000 and a net book value of approximately $13,656,000 at December 31, 1996. (See Note 5.)

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or re-lease with a cost and net book value of approximately $1,060,000 and $211,000 respectively, at December 31, 1996. The General Partner is actively seeking the sale or re-lease of all such equipment.


NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1996, 1995 and 1994, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                      1996       1995       1994
                                    ---------  ---------  ---------

Equipment management fees            $154,545   $161,615   $223,277
Administrative charges                 39,739     21,000     12,000
Reimbursable operating
   expenses due to third parties      122,586     95,500     54,020
                                     --------   --------   --------
   Total                             $316,870   $278,115   $289,297
                                     ========   ========   ========

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership or (ii) fees

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 9.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG.

    In 1991, the Partnership acquired 900 intermodal cargo containers, at a cost of $1,840,140, and leased such containers to ICCU Containers, S.p.A. ("ICCU"), an affiliate of CLOU Investments (U.S.A.), Inc. ("CLOU"), which formerly owned a minority interest in AFG Holdings Illinois Limited Partnership, formerly a partner in AFG. The ability of ICCU to fulfill all of its obligations under the lease contract deteriorated, in EFG's view, in 1994. As a result, EFG, on the Partnership's behalf negotiated with other parties to either assume the lease obligations of ICCU or acquire the containers. As a result of these negotiations, the Partnership transferred 899 containers, having a net book value of $1,037,983, to a third party on November 30, 1994. The Partnership received, as settlement from ICCU and the third party, consideration as follows:
(i) a contractual right to receive comparable containers with an estimated fair market value of $1,035,318 and (ii) beneficial assignment of an existing EFG note payable to CLOU which had a principal balance of $370,676 at the date of the transaction. The note had an effective interest rate of 8% and a quarterly amortization schedule which matured on December 31, 1996. All amounts due from EFG pursuant to this note had been received at December 31, 1996 in accordance with the original amortization schedule. A portion of the consideration received was used to satisfy the Partnership's accounts receivable balance of $183,161 outstanding from ICCU at November 30, 1994. The remaining container of the original equipment group was disposed of in 1992 for a stipulated payment as a result of a casualty event.

    In April 1995, the Partnership replaced 899 of the original containers with comparable containers and leased such containers to a new lessee pursuant to the rules for completing a like-kind exchange for income tax reporting purposes.
The carrying value of the new containers, $1,958,034, was reduced by $184,850, representing the amount of gain deferred on the original containers. The Partnership obtained approximately $925,000 of long-term financing in connection with the replacement containers.

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

    All rents and proceeds from the sale of equipment are paid by the lessees directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1996, the Partnership was owed $239,386 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1997.

    On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of EFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by EFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (limited partners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. The Plaintiffs filed an appeal in this matter. On November 26, 1996, the United States Court of Appeals for the First Circuit handed down a decision affirming the Court's approval of the settlement. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The limited partners of the Partnership tendered approximately 23,472 units or 2.66% of the total outstanding units of the Partnership to AALP. The operations of the Partnership were not adversely affected by these proceedings or settlements. On December 1, 1996, EFG purchased a Class D interest, representing a 49% economic interest in AALP.


NOTE 5 - NOTES PAYABLE
----------------------

    Notes payable at December 31, 1996 consisted of installment notes of $6,586,970 payable to banks and institutional lenders. The installment notes bear interest rates ranging between 6% and 9.25%, except for one note which bears a fluctuating interest rate based on LIBOR plus a margin (5.5% at December 31, 1996). All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Partnership has balloon payment obligations at the expiration of the primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $922,830 and $555,597, respectively. The carrying amount of notes payable approximates fair value at December 31, 1996.


    The annual maturities of the installment notes payable are as follows:

For the year ending December 31,     1997   $1,926,154
                                     1998    1,306,779
                                     1999    1,605,164
                                     2000      379,770
                                     2001      381,513
                               Thereafter      987,590
                                           -----------

                                    Total   $6,586,970
                                           ===========

NOTE 6 - INCOME TAXES
---------------------

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1996, the General Partner had a positive tax capital account balance.

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:

                                           1996          1995          1994
                                       ------------  ------------  ------------

Net income                              $1,062,652    $  261,733    $  948,185
   Financial statement depreciation
     in excess of (less than)
     tax depreciation                      360,011       590,971       (84,925)
   Write-down equipment                         --            --       982,000
   Prepaid rental income                    15,584       (33,674)      (10,335)
   Other                                   (35,287)    1,144,091       652,712
                                        ----------    ----------    ----------

Net income for federal income tax
   reporting purposes                   $1,402,960    $1,963,121    $2,487,637
                                        ==========    ==========    ==========


    The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:

                                              1996           1995
                                          -------------  -------------

Partners' capital                          $10,865,261    $12,035,442
   Add back selling commissions and
   organization and offering costs           2,466,957      2,466,957

   Financial statement distributions in
   excess of tax distributions                  15,700         31,981

   Cumulative difference between
   federal income tax and financial
   statement income (loss)                  (2,337,608)    (2,677,916)
                                           -----------    -----------
Partners' capital for federal income
tax reporting purposes                     $11,010,310    $11,856,464
                                           ===========    ===========

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS
--------------------------

    On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


Corporation  ("National Steel"), under a certain Master Lease Agreement
("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and the matter remains pending before the Court. The Partnership has not experienced any material losses as a result of this action.

                       ADDITIONAL FINANCIAL INFORMATION

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              for the years ended December 31, 1996, 1995 and 1994


    The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1996, 1995, and 1994.


                                             1996         1995        1994
                                          -----------  ----------  -----------

Rents earned prior to disposal of
   equipment, net of interest charges      $1,391,622  $  941,003   $2,211,161

Sale proceeds realized upon disposition
   of equipment                               304,990     255,467      900,049
                                           ----------  ----------   ----------
Total cash generated from rents
   and equipment sale proceeds              1,696,612   1,196,470    3,111,210

Original acquisition cost of equipment
   disposed                                 1,261,267     989,865    2,161,054
                                           ----------  ----------   ----------

Excess of total cash generated to cost
   of equipment disposed                   $  435,345  $  206,605   $  950,156
                                           ==========  ==========   ==========

                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1996

                                                    Sales and
                                    Operations    Refinancings       Total
                                  --------------  -------------  --------------

Net income                          $   885,499      $ 177,153     $ 1,062,652
Add:
   Depreciation and amortization      3,688,916             --       3,688,916
   Management fees                      154,545             --         154,545
   Book value of disposed
    equipment                                --        127,837         127,837

Less:
   Principal reduction of notes      (3,025,551)            --      (3,025,551)
    payable                         -----------   ------------     -----------

   Cash from operations, sales
    and refinancings                  1,703,409        304,990       2,008,399


Less:
   Management fees                     (154,545)            --        (154,545)
                                    -----------   ------------     -----------

   Distributable cash from
    operations,sales and
    refinancings                      1,548,864        304,990       1,853,854

Other sources and uses of cash:
   Cash at beginning of year          2,189,633             --       2,189,633
   Purchase of equipment                (37,677)            --         (37,677)
   Net change in receivables and
   accruals                             391,539             --         391,539

Less:
   Cash distributions paid           (2,253,463)      (304,990)     (2,558,453)
                                    -----------   ------------     -----------

Cash at end of year                 $ 1,838,896             --     $ 1,838,896
                                    ===========   ============     ===========


                           AMERICAN INCOME FUND I-E,
                      a Massachusetts Limited Partnership

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               December 31, 1996


    For the year ended December 31, 1996, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



     Operating expenses                      $153,858