Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN INCOME FUND I-E
filed 1998-03-31
CIK 868681

                                                           EXHIBIT 13


                             AMERICAN INCOME FUND I












                            AMERICAN INCOME FUND I-E,

                       a Massachusetts Limited Partnership

                  Annual Report to the Partners, December 31, 1997

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                      Page
                                                                      ----
SELECTED FINANCIAL DATA                                                  2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                    3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors                                           9

Statement of Financial Position
at December 31, 1997 and 1996                                           10

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                    11

Statement of Changes in Partners' Capital
for the years ended December 31, 1997, 1996 and 1995                    12

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                    13

Notes to the Financial Statements                                    14-24

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                 25

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                 26

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                        27

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1997:

    Summary of
    Operations              1997          1996          1995          1994          1993
---------------------   -----------   -----------   -----------   -----------   -----------
Lease revenue           $ 5,115,146   $ 5,328,237   $ 5,590,621   $ 7,587,215   $ 6,666,330

Net income              $ 1,252,723   $ 1,062,652   $   261,733   $   948,185   $     1,583

Per Unit:
   Net income           $      1.35   $      1.14   $      0.28   $      1.02   $        --

   Cash distributions   $      1.27   $      2.40   $      2.75   $      2.75   $      2.75


Financial Position
---------------------
Total assets            $15,908,093   $18,074,828   $18,755,667   $22,075,839   $27,339,386

Total long-term
obligations             $ 4,768,982   $ 6,586,970   $ 5,839,543   $ 6,657,115   $10,438,981

Partners' capital       $10,706,355   $10,865,261   $12,035,442   $14,332,162   $15,942,430

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1997 compared to the year
          ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

   Certain statements in this annual report of American Income Fund I-E, a Massachusetts Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and successfully remarket the Partnership's equipment upon the expiration of such leases.

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. The computer programs of EFG were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Partnership.

OVERVIEW

   The Partnership was organized in 1991 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the nature of the Partnership's organization and its future business operations. See Note 8 to the accompanying financial statements.

RESULTS OF OPERATIONS

   For the year ended December 31, 1997, the Partnership recognized lease revenue of $5,115,146 compared to $5,328,237 and $5,590,621 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1995 to 1997 reflects the effects of primary lease term expirations and the sale of equipment. Partially offsetting the decrease from 1996 to 1997 was the receipt in 1997 of prepaid contractual rental obligations of $878,320 associated with the exchange of the Partnership's interest in a vessel (see discussion below) and the effects of an aircraft exchange which concluded in March 1996. As a result of the aircraft exchange, the Partnership replaced its ownership interest in a Boeing 747-SP aircraft (the "United Aircraft"), having aggregate quarterly lease revenues of $174,279, with interests in six other aircraft (three Boeing 737 aircraft leased by Southwest Airlines, Inc., two McDonnell Douglas MD-82 aircraft leased by Finnair OY and one McDonnell Douglas MD-87 aircraft leased by Reno Air, Inc.), having aggregate quarterly lease revenues of $266,911. The Southwest Aircraft were exchanged into the Partnership in 1995, while the Finnair Aircraft and the Reno Aircraft were exchanged into the Partnership on March 25 and March 26, 1996, respectively (see further discussion below). Accordingly, 1997 was the first year the Partnership recognized a full year's revenue related to its interest in all six of these aircraft.

   The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

   Interest income for the year ended December 31, 1997 was $152,995 compared to $158,602 and $146,206 for the years ended December 31, 1996 and 1995, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1997 included $18,514 earned on a note receivable from Semele Group, Inc. (formerly Banyan Strategic Land Fund II) ("Semele") (see Note 4 to the financial statements herein). In 1996, the Partnership earned interest income of $36,763 on cash held in a special-purpose escrow account in connection with the aircraft exchange transactions. During 1996 and 1995, the Partnership also earned interest income of $18,533 and $25,848 respectively, on a note receivable from EFG resulting from a settlement with ICCU Containers, S.p.A. (see Note 5 to the financial statements herein). The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

   During the year ended December 31, 1997, the Partnership sold equipment having a net book value of $535,501 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $359,630 compared to a net gain in 1996 of $177,153 on equipment having a net book value of $127,837, and a net loss of $109,471 in 1995 on equipment having a net book value of $364,938.

   In 1997, the Partnership exchanged its interest in a vessel with an original cost and net book value of $5,160,573 and $2,386,249, respectively. In connection with this exchange, the Partnership realized proceeds of $1,578,208, which resulted in a net loss, for financial statement purposes, of $808,041. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement, as described above.

   During August 1997, the Partnership and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in replacement locomotives. The Partnership's original locomotives had a cost and net book value of $1,572,197 and $1,047,043, respectively, and had associated indebtedness of $411,997 at the time of the exchange. The replacement locomotives were recorded at their fair value of $1,524,829 and the Partnership assumed associated debt of $1,040,043. The locomotive exchange resulted in the recognition of a net loss, for financial statement purposes, of $150,260.

   On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele, a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

   The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

   As a result of the vessel exchange transaction and its original 67% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Partnership received $879,195 in cash, became the beneficial owner of 425,743 shares of Semele common stock (valued at $638,615 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $938,718. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu.

   Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $85,149 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele.

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

   Depreciation and amortization expense was $2,679,339, $3,688,916 and $3,853,824 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset at the date of primary lease expiration on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

   Interest expense was $355,277 or 6.9% of lease revenue in 1997, compared to $595,554 or 11.2% of lease revenue in 1996 and $457,049 or 8.2% of lease revenue in 1995. The decrease in interest expense from 1996 to 1997 reflects the reduction of the Partnership's indebtedness utilizing rental payments and a portion of the Partnership's available cash. The increase in interest expense in 1996 compared to 1995 was due primarily to interest incurred in connection with the leveraging obtained to finance the aircraft exchange transactions, discussed above. Interest expense in future years is expected to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

   Management fees were approximately 3.6% of lease revenue during the year ended December 31, 1997, compared to 2.9% during each of the years ended December 31, 1996 and 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

   Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented 3.9%, 3.1% and 2.1% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating expenses from 1996 to 1997 was primarily attributable to an increase in administrative charges and professional service costs. The increase in operating expenses from 1995 to 1996 was due principally to costs incurred in connection with the aircraft like-kind exchange transactions, discussed above. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

   The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $4,412,819, $4,965,954 and $4,690,110 in 1997,
1996 and 1995, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

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

   Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1997, the Partnership realized net cash proceeds of $896,006, compared to $304,990 and $255,467 in 1996 and 1995, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. During 1996, the Partnership expended $37,677 in connection with the aircraft like-kind exchange transactions referred to above. There were no equipment acquisitions in 1997 or 1995.

   As a result of the vessel exchange (see Results of Operations), the Partnership became the beneficial owner of 425,743 shares of Semele common stock (valued at $638,615 ($1.50 per share) at the time of the exchange transaction). This investment was reduced by a dividend of $85,149 received in November 1997 representing a return of equity to the Partnership. The Partnership also received a beneficial interest in the Semele Note of $938,718 in connection with the exchange.

   In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Partnership reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss of $234,159 which was reported as a separate component of partner's capital. However, the General Partner believes that the underlying tangible assets of Semele, particularly the Rancho Malibu property, can be sold or developed on a tax free basis due to Semele's net operating loss carryforwards and can provide an attractive economic return to the Partnership.

   The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In addition, during 1997 the Partnership utilized a portion of its available cash to repay certain of its debt obligations. In future years, the amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. The Partnership also has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $922,830 and $555,597, respectively.

   Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $1,177,470. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Limited Partners were allocated 95% of these distributions, or $1,118,597 and the General Partner was allocated 5%, or $58,873. The fourth quarter 1997 cash distribution was paid on January 13, 1998.

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

   The future liquidity of the Partnership will be influenced by the foregoing, as well as the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements. The General Partner anticipates that cash proceeds resulting from the collection of contractual rents and the outcome of residual activities will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

To the Partners of American Income Fund I-E, a Massachusetts Limited Partnership:


     We have audited the accompanying statements of financial position of American Income Fund I-E, a Massachusetts Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-E, a Massachusetts Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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


Boston, Massachusetts
March 10, 1998

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                     1997               1996
                                                -------------     -------------
ASSETS

Cash and cash equivalents                       $   3,530,868     $   1,838,896

Rents receivable                                      301,473           864,959

Accounts receivable - affiliate                       809,443           239,386

Note receivable - affiliate                           938,718                --

Investment securities - affiliate                     319,307                --

Equipment at cost, net of accumulated
   depreciation of $10,784,619 and $14,050,647
   at December 31, 1997 and 1996,  respectively    10,008,284        15,131,587
                                                -------------     -------------
     Total assets                               $  15,908,093     $  18,074,828
                                                -------------     -------------
                                                -------------     -------------

LIABILITIES AND PARTNERS' CAPITAL

Notes payable                                   $   4,768,982     $   6,586,970
Accrued interest                                       31,496            96,123
Accrued liabilities                                     9,200            23,250
Accrued liabilities - affiliate                        50,770            34,223
Deferred rental income                                105,795           155,008
Cash distributions payable to partners                235,495           313,993
                                                -------------     -------------

     Total liabilities                              5,201,738         7,209,567
                                                -------------     -------------
Partners' capital (deficit):
   General Partner                                   (439,033)         (431,088)
   Limited Partnership Interests
   (883,829.31 Units; initial purchase price
   of $25 each)                                    11,145,388        11,296,349
                                                -------------     -------------

     Total partners' capital                       10,706,355        10,865,261
                                                -------------     -------------

     Total liabilities and partners' capital    $  15,908,093     $  18,074,828
                                                -------------     -------------
                                                -------------     -------------

              The accompanying notes are an integral part of these
                             financial statements.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995

                                      1997              1996              1995
                                  ------------      ------------      ------------
Income:

   Lease revenue                  $  5,115,146      $  5,328,237      $  5,590,621

   Interest income                     134,481           140,049           120,358

   Interest income - affiliate          18,514            18,553            25,848

   Gain (loss) on sale of
     equipment                         359,630           177,153          (109,471)

   Loss on exchange of equipment      (958,301)               --          (776,635)
                                  ------------      ------------      ------------

      Total income                   4,669,470         5,663,992         4,850,721
                                  ------------      ------------      ------------

Expenses:

   Depreciation and amortization     2,679,339         3,688,916         3,853,824

   Interest expense                    355,277           595,554           457,049

   Equipment management fees
     - affiliate                       183,112           154,545           161,615

   Operating expenses - affiliate      199,019           162,325           116,500
                                  ------------      ------------      ------------

      Total expenses                 3,416,747         4,601,340         4,588,988
                                  ------------      ------------      ------------

Net income                        $  1,252,723      $  1,062,652      $    261,733
                                  ------------      ------------      ------------
                                  ------------      ------------      ------------

Net income
   per limited partnership unit   $       1.35      $       1.14      $       0.28
                                  ------------      ------------      ------------
                                  ------------      ------------      ------------

Cash distributions declared
   per limited partnership unit   $       1.27      $       2.40      $       2.75
                                  ------------      ------------      ------------
                                  ------------      ------------      ------------

              The accompanying notes are an integral part of these
                             financial statements.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

             STATEMENT OF CHANGES IN PARTNERS' CAPITAL for the years
                     ended December 31, 1997, 1996 and 1995

                                      General          Limited Partners
                                      Partner     ---------------------------
                                      Amount          Units          Amount          Total
                                  ------------    ------------   ------------    ------------

Balance at December 31, 1994         $(257,743)     883,829.31    $14,589,905     $14,332,162

Net income - 1995                       13,087              --        248,646         261,733

Cash distributions declared           (127,923)             --     (2,430,530)     (2,558,453)
                                  ------------    ------------   ------------    ------------

Balance at December 31, 1995          (372,579)     883,829.31     12,408,021      12,035,442

Net income - 1996                       53,133              --      1,009,519       1,062,652

Cash distributions declared           (111,642)             --     (2,121,191)     (2,232,833)
                                  ------------    ------------   ------------    ------------

Balance at December 31, 1996          (431,088)     883,829.31     11,296,349      10,865,261

Net income - 1997                       62,636              --      1,190,087       1,252,723

Unrealized  loss on  investment
securities                             (11,708)             --       (222,451)       (234,159)

Cash distributions declared            (58,873)             --     (1,118,597)     (1,177,470)
                                  ------------    ------------   ------------    ------------

Balance at December 31, 1997         $(439,033)     883,829.31    $11,145,388     $10,706,355
                                  ------------    ------------   ------------    ------------
                                  ------------    ------------   ------------    ------------

              The accompanying notes are an integral part of these
                             financial statements.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                                             1997                    1996                    1995
                                                      ----------------        ----------------         ----------------
Cash flows from (used in) operating activities:
Net income                                            $      1,252,723        $      1,062,652         $        261,733

Adjustments to reconcile net income
   to net cash from operating activities:
     Depreciation and amortization                           2,679,339               3,688,916                3,853,824
     (Gain) loss on sale of equipment                         (359,630)               (177,153)                 109,471
     Loss on exchange of equipment                             958,301                      --                  776,635

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                      563,486                 222,102                 (421,469)
         Accounts receivable - affiliate                      (570,057)               (108,475)                 (29,425)
         Note receivable - affiliate                                --                 210,377                  160,299
     Increase (decrease) in:
         Accrued interest                                      (64,627)                 28,123                      502
         Accrued liabilities                                   (14,050)                  1,480                    6,270
         Accrued liabilities - affiliate                        16,547                  22,348                    5,944
         Deferred rental income                                (49,213)                 15,584                  (33,674)
                                                      ----------------        ----------------         ----------------
           Net cash from operating activities                4,412,819               4,965,954                4,690,110
                                                      ----------------        ----------------         ----------------

Cash flows from (used in) investing activities:
     Dividend received                                          85,149                      --                       --
     Purchase of equipment                                          --                 (37,677)                      --
     Proceeds from equipment sales                             896,006                 304,990                  255,467
                                                      ----------------        ----------------         ----------------

           Net cash from investing activities                  981,155                 267,313                  255,467
                                                      ----------------        ----------------         ----------------
Cash flows used in financing activities:
     Principal payments - notes payable                     (2,446,034)             (3,025,551)              (2,686,336)
     Distributions paid                                     (1,255,968)             (2,558,453)              (2,558,453)
                                                      ----------------        ----------------         ----------------
           Net cash used in financing activities            (3,702,002)             (5,584,004)              (5,244,789)
                                                      ----------------        ----------------         ----------------

Net increase (decrease) in cash and
     cash equivalents                                        1,691,972                (350,737)                (299,212)

Cash and cash equivalents at beginning of year               1,838,896               2,189,633                2,488,845
                                                      ----------------        ----------------         ----------------

Cash and cash equivalents at end of year              $      3,530,868        $      1,838,896         $      2,189,633
                                                      ----------------        ----------------         ----------------
                                                      ----------------        ----------------         ----------------
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest           $        419,904        $        567,431         $        456,547
                                                      ----------------        ----------------         ----------------
                                                      ----------------        ----------------         ----------------

Supplemental disclosure of non-cash investing and financing activities:
   See Note 4 to the financial statements regarding the reduction of the Partnership's carrying value of its investment securities - affiliate.
   Also, see Notes 3 and 5 to the financial statements.

              The accompanying notes are an integral part of these
                             financial statements.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

      American Income Fund I-E, a Massachusetts Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on August 29, 1991, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 4, 1991, the Partnership concluded an Interim Closing and issued 587,079.96 units of limited partnership interest (the "Units") to 654 investors for a purchase price of $14,569,875. Included in the 587,079.96 units were 4,284.96 bonus units. On January 31, 1992, the Partnership concluded its Final Closing. An additional 296,749.35 units (including 626.35 bonus units) were purchased for an additional purchase price of $7,403,075 and an additional 735 investors became Limited Partners of the Partnership. As of January 31, 1992, an aggregate total of 883,829.31 units (including 4,911.31 bonus units) had been purchased for an aggregate total purchase price of $21,972,950 and an aggregate of 1,089 investors had become Limited Partners of the Partnership. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

     Significant operations commenced on December 4, 1991 when the Partnership made its initial equipment acquisition. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Limited Partners and 5% to the General Partner.

     Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 5).

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

     In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1997, the Partnership had $3,427,682 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

     Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $6,544,990 are due as follows:

     For the year ending December 31, 1998       $ 2,000,528
                                      1999         1,515,565
                                      2000           865,017
                                      2001           836,841
                                      2002           836,841
                                Thereafter           490,198
                                                 -----------
                                     Total       $ 6,544,990
                                                 -----------
                                                 -----------

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 is as follows:

                                   1997              1996              1995
                               ------------      ------------      ------------
Gearbulk Shipowning Ltd        $  1,148,884      $  1,077,488      $  1,076,038
National Steel Corporation     $    729,633      $    722,342      $    754,006
General Motors Corporation     $         --      $         --      $    689,623

   During August 1997, the Partnership and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in replacement locomotives. In aggregate, the Partnership will receive lease revenues of approximately $1,272,000 over the life of the new lease
(see Note 3).

USE OF ESTIMATES

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

DEPRECIATION AND AMORTIZATION

     The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value.

     The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time.

     Organization costs were amortized using the straight-line method over a period of five years.

INVESTMENT SECURITIES - AFFILIATE

     The Partnership's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Partner's Capital (see Note 4).

ACCRUED LIABILITIES - AFFILIATE

     Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

ALLOCATION OF PROFITS AND LOSSES

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 7 for allocation of income or loss for income tax purposes.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

NET INCOME AND CASH DISTRIBUTIONS PER UNIT

     Net income and cash distributions per Unit are based on 883,829.31 Units outstanding during each of the three years in the period ended December 31, 1997 and are computed after allocation of the General Partner's 5% share of net income and cash distributions.

PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement establishes standards for reporting comprehensive income and its components and requires this disclosure be added as a new section in a financial statement. This statement is effective for fiscal years beginning after December 31, 1997. The Partnership will adopt the new disclosures required by SFAS No. 130 in 1998.

NOTE 3 - EQUIPMENT

The following is a summary of equipment owned by the Partnership at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                            Remaining
                                           Lease Term            Equipment
            Equipment Type                   (Months)             at Cost                       Location
------------------------------------     ---------------     -------------------     -----------------------------------
Aircraft                                       0-60          $       8,697,671       NV/TX/WA/Foreign
Materials handling                             0-15                  3,734,274       DE/IL/MI/NC/NJ/OH/PA/SC SD/TX/WV
Trailers/intermodal containers                   66                  1,766,036       CA

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Construction and mining                           0                  1,714,267       IL/MI/MN/WV
Locomotives                                      75                  1,522,810       NB
General purpose plant/warehouse                0-15                  1,195,438       CA
Tractors and heavy duty trucks                  0-6                    712,184       CA/IL/OR/WA
Retail store fixtures                            15                    687,947       FL
Communications                                 0-21                    659,442       FL/NY/VA
Photocopying                                   0-22                     64,862       CA/CT/IL/NJ
Computers and peripherals                         0                     37,972       FL/NY
                                                             -----------------

                              Total equipment cost                  20,792,903

                          Accumulated depreciation                 (10,784,619)
                                                             -----------------

        Equipment, net of accumulated depreciation           $      10,008,284
                                                             -----------------
                                                             -----------------

   During August 1997, the Partnership and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in certain other locomotives. The Partnership's original locomotives had a cost and net book value of $1,572,197 and $1,047,043, respectively, and had associated indebtedness of $411,997 at the time of the exchange. The replacement locomotives were recorded at their fair value of $1,524,829 and the Partnership assumed associated debt of $1,040,043. The exchange resulted in the recognition of a net loss, for financial statement purposes, of $150,260 (see Note 2).

   In September 1995, the Partnership transferred its 27.02% ownership interest in an aircraft leased to United Air Lines, Inc. (the "United Aircraft"), pursuant to the rules for a like-kind exchange for income tax reporting purposes. In November 1995, the Partnership partially replaced the United Aircraft with an 11.74% interest in three aircraft leased to Southwest Airlines, Inc. (the "Southwest Aircraft"), at an aggregate cost of $1,718,912. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $1,282,711 from a third-party lender and utilized $436,201 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 88.26% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

   Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of a 9.71% ownership interest in two aircraft leased to Finnair OY (the "Finnair Aircraft") and a 17.43% ownership interest in an aircraft leased to Reno Air, Inc. (the "Reno Aircraft") at a total cost to the Partnership of $2,718,900 and $2,367,806, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $909,035 in cash and obtained financing of $1,809,865 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $404,693 in cash and obtained financing of $1,963,113 from a third-party lender. The remaining ownership interests of 90.29% and 82.57% in the Finnair Aircraft and the Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG.

     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Partnership's equipment portfolio included equipment having a proportionate original cost of $12,728,768, representing approximately 61% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

approximately $10,631,000 and a net book value of approximately $8,398,000 at December 31, 1997 (see Note 6).

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

     As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or re-lease with a cost and net book value of approximately $2,063,000 and $143,000 respectively. The General Partner is actively seeking the sale or re-lease of all such equipment. In addition, the summary above also includes equipment being leased on a month-to-month basis.

NOTE 4 - INVESTMENT SECURITIES - AFFILIATE / NOTE RECEIVABLE - AFFILIATE

   On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly isssued shares (at $1.50 per share) of common stock in Semele Group, Inc. ("Semele") (formerly Banyan Strategic Land Fund II), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

   The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

   As a result of the exchange transaction and its original 67% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Partnership received $879,195 in cash, became the beneficial owner of 425,743 shares of Semele common stock (valued at $638,615 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $938,718. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Partnership's interest in the vessel had an original cost and net book value of $5,160,573 and $2,386,249, respectively. The proceeds realized by the Partnership of $1,578,208 resulted in a net loss, for financial statement purposes, of $808,041. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $878,320.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

   Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $85,149 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele. In May 1997, Gary D. Engle, President and Chief Executive Officer of EFG, was elected to the Board of Directors of Semele and in October 1997, James A. Coyne, Executive Vice President of EFG was elected Semele's President and Chief Operating Officer.

   In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Partnership reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $234,159 which was reported as a separate component of partner's capital.

NOTE 5 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                      1997            1996            1995
                                  ------------    ------------    ------------
Equipment management fees         $    183,112    $    154,545    $    161,615
Administrative charges                  63,126          39,739          21,000
Reimbursable operating
   expenses due to third parties       135,893         122,586          95,500
                                  ------------    ------------    ------------
                   Total          $    382,131    $    316,870    $    278,115
                                  ------------    ------------    ------------
                                  ------------    ------------    ------------

     As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

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

     In 1991, the Partnership acquired 900 intermodal cargo containers, at a cost of $1,840,140, and leased such containers to ICCU Containers, S.p.A. ("ICCU"), an affiliate of Clou Investments (U.S.A.), Inc. ("CLOU"), which formerly owned a minority interest in AFG Holdings Illinois Limited Partnership, formerly a partner in AFG. The ability of ICCU to fulfill all of its obligations under the lease contract deteriorated, in EFG's view, in 1994. As a result, EFG, on the Partnership's behalf, began negotiations with other parties to either assume the lease obligations of ICCU or acquire the containers. As a result of these negotiations, the Partnership transferred 899 containers, having a net book value of $1,037,983 to a third-party on November 30, 1994. The Partnership received, as settlement from ICCU and the third party, consideration as follows:
(i) a contractual right to receive comparable containers with an estimated fair market value of $1,035,318 and (ii) beneficial assignment of an existing EFG note payable to CLOU which had a principal balance of $370,676 at the date of the transaction. The note had an effective interest rate of 8% and a quarterly amortization schedule which matured on December 31, 1996. All amounts due from EFG pursuant to this note had been received by the Partnership at December 31, 1996 in accordance with the original amortization schedule. A portion of the consideration received was used to satisfy the Partnership's accounts receivable balance of $183,161 outstanding from ICCU at November 30, 1994. The remaining container of the original equipment group was disposed of in 1992 for stipulated payment as a result of a casualty event.

     In April 1995, the Partnership replaced the original containers with comparable containers and leased such containers to a new lessee pursuant to the rules for completing a like-kind exchange for income tax reporting purposes. The carrying value of the new containers, $1,958,034, was reduced by $184,850, representing the amount of gain deferred on the original containers. The Partnership obtained approximately $925,000 of long-term financing in connection with the replacement containers.

     All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

     All rents and proceeds from the sale of equipment are paid by the lessees directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1997, the Partnership was owed $809,443 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1998.

     Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC"), both Massachusetts limited partnerships formed in 1995 owned and controlled by certain principals of EFG, own 23,472 Units or 2.66% and 87,118.15 Units or 9.86% of the total outstanding units of the Partnership, respectively. EFG owns a Class D interest in AALP and a 49% limited partnership interest in ONC, both of which it acquired in December 1996.

NOTE 6 - NOTES PAYABLE

      Notes payable at December 31, 1997 consisted of installment notes of $4,768,982 payable to banks and institutional lenders. The installment notes bear interest rates ranging between 6.76% and 8.9%, except for one note which bears a fluctuating interest rate based on LIBOR (5.72% at December 31, 1997) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Partnership has balloon payment obligations at the expiration of the primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $922,830 and $555,597, respectively. The carrying amount of notes payable approximates fair value at December 31, 1997.

     The annual maturities of the installment notes payable are as follows:

     For the year ending December 31, 1998      $  1,091,826
                                      1999         1,663,121
                                      2000           412,006
                                      2001           413,481
                                      2002           955,799
                                Thereafter           232,749
                                                ------------
                                     Total      $  4,768,982
                                                ------------
                                                ------------

NOTE 7 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocates net income to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1997, the General Partner had a positive tax capital account balance.

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------
Net income                                       $        1,252,723         $        1,062,652        $          261,733
     Financial statement depreciation
       in excess of (less than)
       tax depreciation                                    (124,537)                   360,011                   590,971
     Deferred rental income                                 (49,213)                    15,584                   (33,674)
     Other                                                    3,340                    (35,287)                1,144,091
                                                 ------------------         ------------------        ------------------
Net income for federal income tax
     reporting purposes                          $        1,082,313         $        1,402,960        $        1,963,121
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

      The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

      The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                                         1997                  1996
                                                                                  -----------------     ------------------

Partners' capital                                                                 $      10,706,355     $       10,865,261

     Unrealized loss on investment securities                                               234,159                     --

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

     Add back selling commissions and organization and offering costs                     2,466,957              2,466,957

     Financial statement distributions in excess of tax distributions                        11,775                 15,700

     Cumulative difference between federal income tax
     and financial statement income (loss)                                               (2,508,018)            (2,337,608)
                                                                                  -----------------     ------------------
Partners' capital for federal income tax reporting purposes                       $      10,911,228     $       11,010,310
                                                                                  =================     ==================

      Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 8 - LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

      The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

      On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the partners (or beneficiaries, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. With respect to the Partnership and 10 affiliated partnerships (hereafter referred to as the "Exchange Partnerships"), the Memorandum of Understanding provides for the restructuring of their respective business operations into a single successor company whose securities would be listed and traded on a national stock exchange. The partners of the Exchange Partnerships would receive both common stock in the new company and a cash distribution in exchange for their existing partnership interests. Such a transaction would, among other things, allow for the consolidation of the Partnership's operating expenses with other similarly-organized equipment leasing programs. To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the partners (or beneficiaries) of the Nominal Defendants to enable them to vote thereon.

      There can be no assurance that the parties will agree upon a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the partners (or beneficiaries) of the Nominal Defendants, including the Partnership, will result in a settlement finally being effected or in the Partnership being included in any such settlement. The General Partner and its affiliates, in consultation with counsel, concur that

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The General Partner and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

     On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and EFG recently filed a motion for Summary Judgment on all claims and counterclaims. The Court held a hearing on EFG's motion in December 1997 and the matter remains pending before the Court.

                        ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------
Rents earned prior to disposal of
     equipment, net of interest charges          $        3,493,529         $        1,391,622        $          941,003

Sale proceeds realized upon disposition
     of equipment                                           896,006                    304,990                   255,467
                                                 ------------------         ------------------        ------------------
Total cash generated from rents
     and equipment sale proceeds                          4,389,535                  1,696,612                 1,196,470

Original acquisition cost of equipment
     disposed                                             3,181,390                  1,261,267                   989,865
                                                 ------------------         ------------------        ------------------
Excess of total cash generated to cost
     of equipment disposed                       $        1,208,145         $          435,345        $          206,605
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997

                                                                                Sales and
                                                     Operations                Refinancings                  Total
                                                 ------------------         ------------------        ------------------
Net income (loss)                                $          893,093         $          359,630        $        1,252,723

Add:
     Depreciation                                         2,679,339                         --                 2,679,339
     Management fees                                        183,112                         --                   183,112
     Book value of disposed equipment                            --                    535,501                   535,501
     Loss on exchanges                                      958,301                         --                   958,301
     Proceeds on exchange                                        --                        875                       875
Less:
     Principal reduction of notes payable                (2,446,034)                        --                (2,446,034)
                                                 ------------------         ------------------        ------------------
     Cash from operations, sales and
     refinancings                                         2,267,811                    896,006                 3,163,817

Less:
     Management fees                                       (183,112)                        --                  (183,112)
                                                 ------------------         ------------------        ------------------
     Distributable cash from operations,
     sales and refinancings                               2,084,699                    896,006                 2,980,705

Other sources and uses of cash:
     Cash at beginning of year                            1,838,896                         --                 1,838,896
     Net change in receivables and
     accruals                                              (117,914)                        --                  (117,914)
     Dividend received                                       85,149                         --                    85,149

Less:
     Cash distributions paid                               (359,962)                  (896,006)               (1,255,968)
                                                 -------------------        ------------------        ------------------

Cash at end of year                              $        3,530,868         $               --        $        3,530,868
                                                 -------------------        ------------------        ------------------
                                                 -------------------        ------------------        ------------------

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                 December 31, 1997


     For the year ended December 31, 1997, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

      Operating expenses                     $ 200,966