Form 10-K, Exhibit 13
period 1998-12-31
AMERICAN INCOME FUND I-E
filed 1999-03-31
CIK 868681

                             AMERICAN INCOME FUND I

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                ANNUAL REPORT TO THE PARTNERS, DECEMBER 31, 1998

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                                                              PAGE
                                                                                                            ---------
SELECTED FINANCIAL DATA...................................................................................          2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................       3-10

FINANCIAL STATEMENTS:

Report of Independent Auditors............................................................................         11

Statement of Financial Position at December 31, 1998 and 1997.............................................         12

Statement of Operations for the years ended December 31, 1998, 1997 and 1996..............................         13

Statement of Changes in Partners' Capital for the years ended December 31, 1998, 1997 and 1996............         14

Statement of Cash Flows for the years ended December 31, 1998, 1997 and 1996..............................         15

Notes to the Financial Statements.........................................................................      16-28

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash Generated to Cost of Equipment Disposed.....................         29

Statement of Cash and Distributable Cash From Operations, Sales and Refinancings..........................         30

Schedule of Costs Reimbursed to the General Partner and its Affiliates as Required by Section 9.4 of the
  Amended and Restated Agreement and Certificate of Limited Partnership...................................         31

                            SELECTED FINANCIAL DATA

    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1998:

SUMMARY OF OPERATIONS                      1998           1997           1996           1995           1994
-------------------------------------  -------------  -------------  -------------  -------------  -------------
Lease revenue........................  $   2,430,065  $   5,115,146  $   5,328,237  $   5,590,621  $   7,587,215
Net income...........................  $     137,523  $   1,252,723  $   1,062,652  $     261,733  $     948,185
Per Unit:
  Net income.........................  $        0.15  $        1.35  $        1.14  $        0.28  $        1.02
  Cash distributions.................  $        1.01  $        1.27  $        2.40  $        2.75  $        2.75


FINANCIAL POSITION
-------------------------------------
Total assets.........................  $  14,457,880  $  15,908,093  $  18,074,828  $  18,755,667  $  22,075,839
Total long-term obligations..........  $   3,688,947  $   4,768,982  $   6,586,970  $   5,839,543  $   6,657,115
Partners' capital....................  $  10,136,041  $  10,706,355  $  10,865,261  $  12,035,442  $  14,332,162

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR
          ENDED DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1997
                  COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Certain statements in this annual report of American Income Fund I-E, a Massachusetts Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements, the collection of all rents due under the Partnership's lease agreements and the remarketing of the Partnership's equipment.

YEAR 2000 ISSUE

    The Year 2000 Issue generally refers to the capacity of computer programming logic to correctly identify the calendar year. Many companies utilize computer programs or hardware with date sensitive software or embedded chips that could interpret dates ending in "00" as the year 1900 rather than the year 2000. In certain cases, such errors could result in system failures or miscalculations that disrupt the operations of the affected businesses. The Partnership uses information systems provided by EFG and has no information systems of its own. EFG has adopted a plan to address the Year 2000 Issue that consists of four phases: assessment, remediation, testing, and implementation and has elected to utilize principally internal resources to perform all phases. EFG completed substantially all of its Year 2000 project by December 31, 1998 at an aggregate cost of less than $50,000 and at a di minimus cost to the Partnership. Remaining items are expected to be minor and be completed by March 31, 1999. All costs incurred in connection with EFG's Year 2000 project have been expensed as incurred.

    EFG's primary information software was coded by IBM at the point of original design to use a four digit field to identify calendar year. All of the Partnership's lease billings, cash receipts and equipment remarketing processes are performed using this proprietary software. In addition, EFG has gathered information about the Year 2000 readiness of significant vendors and third party servicers and continues to monitor developments in this area. All of EFG's peripheral computer technologies, such as its network operating system and third-party software applications, including payroll, depreciation processing, and electronic banking, have been evaluated for potential programming changes and have required only minor modifications to function properly with respect to dates in the year 2000 and thereafter. EFG understands that each of its and the Partnership's significant vendors and third-party servicers are in the process, or have completed the process, of making their systems Year 2000 compliant. Substantially all parties queried have indicated that their systems would be Year 2000 compliant by the end of 1998.

    Presently, EFG is not aware of any outside customer with a Year 2000 Issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. The Partnership's equipment leases were structured as triple net leases, meaning that the lessees are responsible for, among other things, (i) maintaining and servicing all equipment during the lease term, (ii) ensuring that all equipment functions properly and is returned in good condition, normal wear and tear excepted, and (iii) insuring the assets against casualty and other events of loss. Non-compliance with lease terms on the part of a lessee, including failure to address Year 2000 Issues, could result in lost revenues and impairment of residual values of the Partnership's equipment assets under a worst-case scenario.

    EFG believes that its Year 2000 compliance plan will be effective in resolving all material Year 2000 risks in a timely manner and that the Year 2000 Issue will not pose significant operational problems with respect to its computer systems or result in a system failure or disruption of its or the Partnership's business operations. However, EFG has no means of ensuring that all customers, vendors and third-party servicers will conform ultimately to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

OVERVIEW

    The Partnership was organized in 1991 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course of business. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 8 to the accompanying financial statements. Pursuant to the Restated Agreement, as amended, the Partnership is scheduled to be dissolved by December 31, 2002.

RESULTS OF OPERATIONS

    For the year ended December 31, 1998, the Partnership recognized lease revenue of $2,430,065 compared to $5,115,146 and $5,328,237 for the years ended December 31, 1997 and 1996, respectively. The decrease in lease revenue from 1996 to 1998 reflects the effects of primary lease term expirations and the sale or exchange of equipment, including the vessel exchange in 1997 discussed below. In 1997 and 1996, the Partnership had recognized lease revenue from the vessel of $1,148,884 and $1,077,488, respectively. Partially offsetting the decrease from 1996 to 1997 was the effects of an aircraft exchange which concluded in March 1996. As a result of the aircraft exchange, the Partnership replaced its ownership interest in a Boeing 747-SP aircraft (the "United Aircraft"), having aggregate quarterly lease revenues of $174,279, with interests in six other aircraft, three Boeing 737 aircraft leased by Southwest Airlines, Inc., two McDonnell Douglas MD-82 aircraft leased by Finnair OY (the "Finnair Aircraft") and one McDonnell Douglas MD-87 aircraft leased by Reno Air, Inc. (the "Reno Aircraft"), having aggregate quarterly lease revenues of $266,911. The Southwest Aircraft were exchanged into the Partnership in 1995, while the Finnair Aircraft and the Reno Aircraft were exchanged into the Partnership on March 25 and March 26, 1996, respectively (see further discussion below). Accordingly, 1997 was the first year the Partnership recognized a full year's revenue related to its interest in all six of these aircraft.

    The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    Interest income for the year ended December 31, 1998 was $306,920 compared to $152,995 and $158,602 for the years ended December 31, 1997 and 1996, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1998 and 1997 included $93,872 and 18,514, respectively, earned on a note receivable from Semele Group, Inc. (formerly Banyan Strategic Land Fund II) ("Semele") (see Note 4 to the financial statements herein). In 1996, the Partnership earned interest income of $36,763 on cash held in a special-purpose escrow account in connection with the aircraft exchange transactions. During 1996, the Partnership also earned interest income of $18,553, on a note receivable from EFG resulting from a settlement with ICCU Containers, S.p.A. (see Note 5 to the financial statements herein). The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

    During the year ended December 31, 1998, the Partnership sold equipment having a net book value of $108,381 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $208,143 compared to a net gain in 1997 of $359,630 on equipment having a net book value of $535,501, and a net gain of $177,153 in 1996 on equipment having a net book value of $127,837.

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

    On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele, a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ (NASDAQ SmallCap Market effective January 5, 1999). At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

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

    Depreciation expense was $1,438,667, $2,679,339 and $3,688,916 for the years ended December 31, 1998, 1997 and 1996, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset at the date of primary lease expiration on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

    Interest expense was $338,932 or 13.9% of lease revenue in 1998, compared to $355,277 or 6.9% of lease revenue in 1997 and $595,554 or 11.2% of lease revenue in 1996. The decrease in interest expense from 1996 to 1998 reflects the reduction of the Partnership's indebtedness utilizing rental payments and a portion of the Partnership's available cash. Interest expense in future years is expected to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

    Management fees were approximately 4.5% of lease revenue during the year ended December 31, 1998, compared to 3.6% and 2.9% during the years ended December 31, 1997 and 1996. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Write-down of investment securities-affiliate was $377,849 for the year ended December 31, 1998. The General Partner determined that the decline in market value of the Semele common stock was other-than-temporary at December 31, 1998. As a result, the Partnership wrote down the cost of the Semele common stock from $15 per share to $4.125 per share (the quoted price of Semele stock on NASDAQ at December 31, 1998).

    Operating expenses were $541,742, $199,019 and $162,325 for the years ended December 31, 1998, 1997 and 1996, respectively. During the year ended December 31, 1998, the Partnership incurred or accrued approximately $334,000 for certain legal and administrative expenses related to the Class Action Lawsuit described in Note 8 to the financial statements. Other operating expenses consist principally of administrative charges, professional service costs, such as audit and other legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. The increase in operating expenses from 1996 to 1997 was primarily attributable to an increase in administrative charges and professional service costs.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

    The Partnership by its nature is a limited life entity. As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,642,701, $4,412,819 and $4,965,954 in 1998,
1997 and 1996, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

    Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1998, the Partnership realized net cash proceeds of $316,524, compared to $896,006 and $304,990 in 1997 and 1996, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. In 1996, the Partnership completed the replacement of its interest in a Boeing 747-SP aircraft which it sold in 1995 with the acquisitions of an 9.71% ownership interest in two aircraft leased to Finnair OY and a 17.43% ownership interest in an aircraft leased to Reno Air, Inc. at a total cost of $2,718,900 and $2,367,806, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $909,035 in cash and obtained financing of $1,809,865 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $404,693 in cash and obtained financing of $1,963,113 from a third-party lender. The Partnership utilized $1,276,051(classified ad Contractual Right for Equipment at December 31, 1995) which had been deposited into a special-purpose escrow account through a third-party exchange agent pending the completion of the aircraft exchange. The balance of $37,677 was expended from the Partnership's cash reserves. The remaining ownership interests of 90.29% and 82.57% in the Finnair Aircraft and the Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG. There were no equipment acquisitions in 1998 or 1997.

    At December 31, 1998, the Partnership was due aggregate future minimum lease payments of $5,113,204 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $3,688,947 (see Note 6 to the financial statements). At the expiration of the individual primary and renewal lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the terms of the currently existing contractual lease agreements expire, the cash flows of the Partnership will become less predictable. In addition, the Partnership will need cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses.

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

    On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Partnership to 42,574 shares. In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $143,690. In 1997, the Partnership recorded an unrealized loss of $234,159 related to its Semele common stock. These losses were reported as components of comprehensive income, included in partners' capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock to $4.125 per share (the quoted price of the Semele common stock on NASDAQ at December 31, 1998) for a total realized loss of $377,849 in 1998.

    The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In addition, during 1997 the Partnership utilized a portion of its available cash to repay certain of its debt obligations. In future years, the amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. The Partnership also has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $922,830 and $555,597, respectively.

    There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket equipment upon lease expiration. Liquidity is especially important as the Partnership matures and sells equipment, because the remaining equipment base consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining assets. In particular, the Partnership must contemplate the potential liquidity risks associated with its investment in commercial jet aircraft. The management and remarketing of aircraft can involve, among other things, significant costs and lengthy remarketing initiatives.

    Although the Partnership's lessees are required to maintain the aircraft during the period of lease contract, repair, maintenance, and/or refurbishment costs at lease expiration can be substantial. For example, an aircraft that is returned to the Partnership meeting minimum airworthiness standards, such as flight hours or engine cycles, nonetheless may require heavy maintenance in order to bring its engines, airframe and other hardware up to standards that will permit its prospective use in commercial air transportation. Individually, these repairs can cost in excess of $1 million and, collectively, they could require the disbursement of several million dollars, depending upon the extent of refurbishment. In addition, the Partnership's equipment portfolio includes an interest in three Stage 2 aircraft having scheduled lease expiration dates of December 31, 1999. These aircraft are prohibited from operating in the United States after December 31, 1999 unless they are retro-fitted with hush-kits to meet Stage 3 noise regulations promulgated by the Federal Aviation Administration. The cost to hush-kit an aircraft, such as the Partnership's Boeing 737s, can approach $2 million. Although the Partnership is not required to retro-fit its aircraft with hush-kits, insufficient liquidity could jeopardize the re-marketing of these aircraft and risk their disposal at a depressed value at a time when a better economic return would be realized from refurbishing the aircraft and re-leasing them to another user. Collectively, the aggregation of the Partnership's potential liquidity needs related to aircraft and other working capital requirements could be significant. Accordingly, the General Partner has maintained significant cash reserves within the Partnership in order to minimize the risk of a liquidity shortage, particularly in connection with the Partnership's aircraft interests.

    Finally, the Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 8 to the accompanying financial statements. A preliminary settlement agreement will allow the Partnership to invest in new equipment or other activities, subject to certain limitations, effective March 22, 1999. To the extent that the Partnership continues to own aircraft investments that could require capital reserves, the General Partner does not anticipate that the Partnership will invest in new assets, regardless of its authority to do so. Until the Class Action Lawsuit is adjudicated, the General Partner does not expect that the level of future quarterly cash distributions paid by the Partnership will be increased above amounts paid in the fourth quarter of 1998. In addition, the proposed settlement, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. See Note 8 to the accompanying financial statements.

    Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1998, the Partnership declared total cash distributions of $941,996. In accordance with the Restated Agreement, as amended, the Limited Partners were allocated 95% of these distributions, or $894,896 and the General Partner was allocated 5%, or $47,100. The fourth quarter 1998 cash distribution was paid on January 15, 1999.

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

    The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 7 to the financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss, the difference between distributions (declared vs. paid) for income tax and financial reporting purposes, and the treatment of unrealized gains or losses on investment securities, if any, for book and tax purposes. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

    For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1998. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Amended and Restated Agreement and Certificate of Limited Partnership requires that, upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

    The future liquidity of the Partnership will be influenced by, among other factors, prospective market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, that could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio. However, the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Fund I-E, a Massachusetts Limited Partnership:

    We have audited the accompanying statements of financial position of American Income Fund I-E, a Massachusetts Limited Partnership, as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-E, a Massachusetts Limited Partnership at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

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

                                          ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 1999

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION

                           DECEMBER 31, 1998 AND 1997

                                                                                         1998           1997
                                                                                     -------------  -------------
                                                     ASSETS
Cash and cash equivalents..........................................................  $   4,468,062  $   3,530,868
Rents receivable...................................................................        301,563        301,473
Accounts receivable--affiliate.....................................................        112,684        809,443
Note receivable--affiliate.........................................................        938,718        938,718
Investment securities--affiliate...................................................        175,617        319,307
Equipment at cost, net of accumulated depreciation of $10,116,949 and $10,784,619
  at December 31, 1998 and 1997, respectively......................................      8,461,236     10,008,284
                                                                                     -------------  -------------
    Total assets...................................................................  $  14,457,880  $  15,908,093
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                        LIABILITIES AND PARTNERS' CAPITAL
Notes payable......................................................................  $   3,688,947  $   4,768,982
Accrued interest...................................................................         36,297         31,496
Accrued liabilities................................................................        295,500          9,200
Accrued liabilities--affiliate.....................................................         17,592         50,770
Deferred rental income.............................................................         48,008        105,795
Cash distributions payable to partners.............................................        235,495        235,495
                                                                                     -------------  -------------
    Total liabilities..............................................................      4,321,839      5,201,738
                                                                                     -------------  -------------
Partners' capital (deficit):
  General Partner..................................................................       (467,548)      (439,033)
  Limited Partnership Interests (883,829.31 Units; initial purchase price of $25
    each)..........................................................................     10,603,589     11,145,388
                                                                                     -------------  -------------
    Total partners' capital........................................................     10,136,041     10,706,355
                                                                                     -------------  -------------
Total liabilities and partners' capital............................................  $  14,457,880  $  15,908,093
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                 The accompanying notes are an integral part of
                           these financial statements

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Income:
  Lease revenue.........................................................  $  2,430,065  $  5,115,146  $  5,328,237
  Interest income.......................................................       213,048       134,481       140,049
  Interest income--affiliate............................................        93,872        18,514        18,553
  Gain on sale of equipment.............................................       208,143       359,630       177,153
  Loss on exchange of equipment.........................................            --      (958,301)           --
                                                                          ------------  ------------  ------------
    Total income........................................................     2,945,128     4,669,470     5,663,992
                                                                          ------------  ------------  ------------
Expenses:
  Depreciation..........................................................     1,438,667     2,679,339     3,688,916
  Interest expense......................................................       338,932       355,277       595,554
  Equipment management fees--affiliate..................................       110,415       183,112       154,545
  Write-down of investment securities--affiliate........................       377,849            --            --
  Operating expenses--affiliate.........................................       541,742       199,019       162,325
                                                                          ------------  ------------  ------------
    Total expenses......................................................     2,807,605     3,416,747     4,601,340
                                                                          ------------  ------------  ------------
Net income..............................................................  $    137,523  $  1,252,723  $  1,062,652
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net income per limited partnership unit.................................  $       0.15  $       1.35  $       1.14
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Cash distributions declared per limited partnership unit................  $       1.01  $       1.27  $       2.40
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                 The accompanying notes are an integral part of
                           these financial statements

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            GENERAL         LIMITED PARTNERS
                                                            PARTNER    ---------------------------
                                                            AMOUNT        UNITS         AMOUNT          TOTAL
                                                          -----------  ------------  -------------  -------------
Balance at December 31, 1995............................  $  (372,579)   883,829.31  $  12,408,021  $  12,035,442
  Net income--1996......................................       53,133            --      1,009,519      1,062,652
                                                          -----------  ------------  -------------  -------------
Comprehensive income....................................       53,133            --      1,009,519      1,062,652
                                                          -----------  ------------  -------------  -------------
Cash distributions declared.............................     (111,642)           --     (2,121,191)    (2,232,833)
                                                          -----------  ------------  -------------  -------------
Balance at December 31, 1996............................     (431,088)   883,829.31     11,296,349     10,865,261
  Net income--1997......................................       62,636            --      1,190,087      1,252,723
  Unrealized loss on investment securities..............      (11,708)           --       (222,451)      (234,159)
                                                          -----------  ------------  -------------  -------------
Comprehensive income....................................       50,928            --        967,636      1,018,564
                                                          -----------  ------------  -------------  -------------
Cash distributions declared.............................      (58,873)           --     (1,118,597)    (1,177,470)
                                                          -----------  ------------  -------------  -------------
Balance at December 31, 1997............................     (439,033)   883,829.31     11,145,388     10,706,355
  Net income--1998......................................        6,877            --        130,646        137,523
  Unrealized loss on investment securities..............       (7,184)           --       (136,506)      (143,690)
  Less: reclassification adjustment for write-down of
    investment securities...............................       18,892            --        358,957        377,849
                                                          -----------  ------------  -------------  -------------
Comprehensive income....................................       18,585            --        353,097        371,682
                                                          -----------  ------------  -------------  -------------
Cash distributions declared.............................      (47,100)           --       (894,896)      (941,996)
                                                          -----------  ------------  -------------  -------------
Balance at December 31, 1998............................  $  (467,548)   883,829.31  $  10,603,589  $  10,136,041
                                                          -----------  ------------  -------------  -------------
                                                          -----------  ------------  -------------  -------------

                 The accompanying notes are an integral part of
                           these financial statements

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                             1998           1997          1996
                                                                         -------------  ------------  ------------
Cash flows from (used in) operating activities:
Net income.............................................................  $     137,523  $  1,252,723  $  1,062,652
Adjustments to reconcile net income to net cash from operating activities:
    Depreciation.......................................................      1,438,667     2,679,339     3,688,916
    Gain on sale of equipment..........................................       (208,143)     (359,630)     (177,153)
    Write-down of investment securities--affiliate.....................        377,849            --            --
    Loss on exchange of equipment......................................             --       958,301            --
Changes in assets and liabilities:
  Decrease (increase) in:
    Rents receivable...................................................            (90)      563,486       222,102
    Accounts receivable--affiliate.....................................        696,759      (570,057)     (108,475)
    Note receivable--affiliate.........................................             --            --       210,377
  Increase (decrease) in:
    Accrued interest...................................................          4,801       (64,627)       28,123
    Accrued liabilities................................................        286,300       (14,050)        1,480
    Accrued liabilities--affiliate.....................................        (33,178)       16,547        22,348
    Deferred rental income.............................................        (57,787)      (49,213)       15,584
                                                                         -------------  ------------  ------------
      Net cash from operating activities...............................      2,642,701     4,412,819     4,965,954
                                                                         -------------  ------------  ------------
Cash flows from (used in) investing activities:
  Dividend received....................................................             --        85,149            --
  Purchase of equipment................................................             --            --       (37,677)
  Proceeds from equipment sales........................................        316,524       896,006       304,990
                                                                         -------------  ------------  ------------
      Net cash from investing activities...............................        316,524       981,155       267,313
                                                                         -------------  ------------  ------------
Cash flows used in financing activities:
    Principal payments--notes payable..................................     (1,080,035)   (2,446,034)   (3,025,551)
    Distributions paid.................................................       (941,996)   (1,255,968)   (2,558,453)
                                                                         -------------  ------------  ------------
      Net cash used in financing activities............................     (2,022,031)   (3,702,002)   (5,584,004)
                                                                         -------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents...................        937,194     1,691,972      (350,737)
Cash and cash equivalents at beginning of year.........................      3,530,868     1,838,896     2,189,633
                                                                         -------------  ------------  ------------
Cash and cash equivalents at end of year...............................  $   4,468,062  $  3,530,868  $  1,838,896
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------
Supplemental disclosure of cash flow information:
Cash paid during the year for interest.................................  $     334,131  $    419,904  $    567,431
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

    Supplemental disclosure of non-cash investing and financing activities:

    See Note 4 to the financial statements regarding the reduction of the Partnership's carrying value of its investment securities--affiliate. Also, see
Note 3 to the financial statements.

                 The accompanying notes are an integral part of
                           these financial statements

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1--ORGANIZATION AND PARTNERSHIP MATTERS

    American Income Fund I-E, a Massachusetts Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on August 29, 1991, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 4, 1991, the Partnership concluded an Interim Closing and issued 587,079.96 units of limited partnership interest (the "Units") to 654 investors for a purchase price of $14,569,875. Included in the 587,079.96 units were 4,284.96 bonus units. On January 31, 1992, the Partnership concluded its Final Closing. An additional 296,749.35 units (including 626.35 bonus units) were purchased for an additional purchase price of $7,403,075 and an additional 735 investors became Limited Partners of the Partnership. As of January 31, 1992, an aggregate total of 883,829.31 units (including 4,911.31 bonus units) had been purchased for an aggregate total purchase price of $21,972,950 and an aggregate of 1,089 investors had become Limited Partners of the Partnership. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

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

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

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

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    As of January 1, 1998, the Company adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and the display of comprehensive income and its components; however, the adoption of this statement had no impact on the Partnership's net income or partners' capital. Statement 130 requires unrealized gains or losses on the Partnership's available-for-sale securities, which prior to adoption were reported separately in partners' capital to be included in comprehensive income (loss). At December 31, 1997, the cumulative amount of other comprehensive losses was $234,159.

STATEMENT OF CASH FLOWS

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1998, the Partnership had $4,358,050 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

    Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $5,113,204 are due as follows:

For the year ending December 31, 1999 ....................   $1,827,355
                                 2000 ....................    1,072,124
                                 2001 ....................      888,038
                                 2002 ....................      836,068
                                 2003 ....................      440,683
                           Thereafter ....................       48,936
                                                             ----------
                                Total ....................   $5,113,204
                                                             ----------
                                                             ----------

    In December 1998, the Partnership and the other affiliated leasing programs owning interests in two McDonnell Douglas MD-82 aircraft entered into lease extension agreements with Finnair OY. The lease extensions, effective upon the expiration of the existing primary lease terms on April 28, 1999, extended the leases for nine months and two years, respectively. In aggregate, these lease extensions will provide additional lease revenue of approximately $573,000 to the Partnership.

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                                               1998         1997          1996
                                                                            ----------  ------------  ------------
Finnair OY................................................................  $  418,516  $         --  $         --
General Motors Corporation................................................  $  363,440  $         --  $         --
Southwest Airlines........................................................  $  338,112  $         --  $         --
Reno Air, Inc.............................................................  $  306,806  $         --  $         --
Trans Ocean Container Corp................................................  $  279,105  $         --  $         --
Gearbulk Shipowning Ltd...................................................  $       --  $  1,148,884  $  1,077,488
National Steel Corporation................................................  $       --  $    729,633  $    722,342

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment Cost means the actual cost paid by the Partnership to acquire the equipment, including acquisition fees. Where equipment was acquired from EFG or an Affiliate, Equipment Cost reflects the actual price paid for the equipment by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment. Where the seller of the equipment was a third party, Equipment Cost reflects the seller's invoice price.

DEPRECIATION

    The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. To the extent that such adjustments have been recorded, they are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends,

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

technological advances, and many other events can converge to enhance or detract from asset values at any given time.

INVESTMENT SECURITIES--AFFILIATE

    The Partnership's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Partner's Capital.
Other-than-temporary declines in market value are recorded as write down of investment in the Statement of Operations (see Note 4).

ACCRUED LIABILITIES--AFFILIATE

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities--Affiliate (see Note 5).

ALLOCATION OF PROFITS AND LOSSES

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 7 for allocation of income or loss for income tax purposes.

NET INCOME AND CASH DISTRIBUTIONS PER UNIT

    Net income and cash distributions per Unit are based on 883,829.31 Units outstanding during each of the three years in the period ended December 31, 1998 and are computed after allocation of the General Partner's 5% share of net income and cash distributions.

PROVISION FOR INCOME TAXES

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

NOTE 3--EQUIPMENT

    The following is a summary of equipment owned by the Partnership at December 31, 1998. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1998 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                 REMAINING
                                                LEASE TERM       EQUIPMENT
EQUIPMENT TYPE                                   (MONTHS)         AT COST                    LOCATION
---------------------------------------------  -------------  ---------------  -------------------------------------
Aircraft.....................................        13-48     $   8,697,671   NV/TX/WA
Materials handling...........................        12-60         2,319,365   AR/IL/MI/NJ/OH/PA/SC/TX/WV
Trailers/intermodal containers...............           54         1,759,967   CA
Railroad.....................................           63         1,522,810   NB
Construction and mining......................        24-72         1,342,849   IL/MI/WV
General purpose plant/warehouse..............         3-12         1,195,438   CA
Tractors and heavy duty trucks...............            0           712,184   CA/IL/OR/WA
Retail store fixtures........................            3           687,947   FL
Communications...............................            9           315,882   FL/NY/VA
Photocopying.................................         0-10            24,072   CA/CT/IL/NJ
                                                              ---------------
                                        Total equipment cost      18,578,185
                                    Accumulated depreciation     (10,116,949)
                                                              ---------------
                  Equipment, net of accumulated depreciation   $   8,461,236
                                                              ---------------
                                                              ---------------

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

    In 1996, the Partnership completed the replacement of its interest in a Boeing 747-SP aircraft which it sold in 1995 with the acquisitions of an 9.71% ownership interest in two aircraft leased to Finnair OY and a 17.43% ownership interest in an aircraft leased to Reno Air, Inc. at a total cost of $2,718,900 and $2,367,806, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $909,035 in cash and obtained financing of $1,809,865 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $404,693 in cash and obtained financing of $1,963,113 from a third-party lender. The Partnership utilized $1,276,051 (classified ad Contractual Right for Equipment at December 31, 1995) which had been deposited into a special-purpose escrow account through a third-party exchange agent pending the completion of the aircraft exchange. The balance of $37,677 was expended from the Partnership's cash reserves. The remaining ownership interests of 90.29% and 82.57% in the Finnair Aircraft and the Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG.

    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

lessee. At December 31, 1998, the Partnership's equipment portfolio included equipment having a proportionate original cost of $12,034,761, representing approximately 65% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $8,328,000 and a net book value of approximately $6,361,000 at December 31, 1998 (see Note
6).

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or re-lease with a cost and a net book value of $2,392,720 and $1,136,326, respectively. This equipment includes the Partnership's proportionate interest in a McDonnell Douglas MD-82 aircraft, formerly leased to Alaska Airlines, Inc., with a cost and net book value of $1,892,051 and $1,136,326, respectively, at December 31, 1998. This aircraft was sold in January 1999 (see Note 9, Subsequent Events). The General Partner is actively seeking the sale or re-lease of all other equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

NOTE 4--INVESTMENT SECURITIES--AFFILIATE/NOTE RECEIVABLE--AFFILIATE

    On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly isssued shares (at $1.50 per share) of common stock in Semele Group, Inc. ("Semele") (formerly Banyan Strategic Land Fund II), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ (NASDAQ Small Cap Market effective January 5, 1999). At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

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

    As a result of the exchange transaction and its original 67% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Partnership received $879,195 in cash, became the beneficial owner of

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

425,743 shares of Semele common stock (valued at $638,615 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $938,718. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Partnership recognized interest income of $93,872 and $18,514 related to the Semele Note during 1998 and 1997, respectively. The Partnership's interest in the vessel had an original cost and net book value of $5,160,573 and $2,386,249, respectively. The proceeds realized by the Partnership of $1,578,208 resulted in a net loss, for financial statement purposes, of $808,041. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $878,320.

    Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $85,149 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele. Subsequent to the exchange transaction, Gary D. Engle, President and Chief Executive Officer of EFG, was elected to the Board of Directors and appointed Chief Executive Officer of Semele and James A. Coyne, Executive Vice President of EFG was appointed Semele's President and Chief Operating Officer, and was elected to the Board of Directors.

    On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Partnership to 42,574 shares. In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $143,690. In 1997, the Partnership recorded an unrealized loss of $234,159 related to its Semele common stock. These losses were reported as components of comprehensive income, included in partners' capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) for a total realized loss of $377,849 in 1998.

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 5--RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1998, 1997 and 1996, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Equipment management fees....................................................  $  110,415  $  183,112  $  154,545
Administrative charges.......................................................      66,924      63,126      39,739
Reimbursable operating expenses due to third parties.........................     474,818     135,893     122,586
                                                                               ----------  ----------  ----------
Total........................................................................  $  652,157  $  382,131  $  316,870
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include acquisition and management of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenue received by the Partnership. Both acquisition and management fees are subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 9.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG at actual cost.

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

    All rents and proceeds from the sale of equipment are paid by the lessees directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1998, the Partnership was owed $112,684 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1999.

    During 1996, the Partnership received payment in full from EFG of a note and accrued interest thereon which was beneficially assigned to the Partnership in 1994 by a former affiliate of AFG as partial consideration for the exchange of certain intermodal cargo containers.

    Certain affiliates of the General Partner own Units in the Partnership as follows:

                                                                                    NUMBER OF     PERCENT OF TOTAL
AFFILIATE                                                                          UNITS OWNED    OUTSTANDING UNITS
---------------------------------------------------------------------------------  ------------  -------------------
Atlantic Acquisition Limited Partnership.........................................       23,472             2.66%
Old North Capital Limited Partnership............................................    87,118.15             9.86%

    Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts limited partnerships formed in 1995 and affiliates of EFG. The general partners of AALP and ONC are controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 6--NOTES PAYABLE

    Notes payable at December 31, 1998 consisted of installment notes of $3,688,947 payable to banks and institutional lenders. The installment notes bear interest rates ranging between 6.76% and 8.9%, except for one note which bears a fluctuating interest rate based on LIBOR (5.54% at December 31, 1998) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Partnership has balloon payment obligations at the expiration of the primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $922,830 and $555,597, respectively. The carrying amount of notes payable approximates fair value at December 31, 1998.

    The annual maturities of the installment notes payable are as follows:

For the year ending December 31, 1999...    $1,691,093
                              2000......       384,032
                              2001......       413,481
                              2002......       411,995
                              2003......       740,223
                           Thereafter...        48,123
                                            ----------
                              Total.....    $3,688,947
                                            ----------
                                            ----------

NOTE 7--INCOME TAXES

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:

                                                                               1998         1997          1996
                                                                            ----------  ------------  ------------
Net income................................................................  $  137,523  $  1,252,723  $  1,062,652
  Financial statement depreciation in excess of (less than) tax
    depreciation..........................................................    (586,707)     (124,537)      360,011
  Deferred rental income..................................................     (57,787)      (49,213)       15,584
  Other...................................................................     448,330         3,340       (35,287)
                                                                            ----------  ------------  ------------
Net income (loss) for federal income tax reporting purposes...............  $  (58,641) $  1,082,313  $  1,402,960
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

    The principal component of "Other" consists of the difference between the tax gain or loss on equipment disposals and the financial statement gain or loss on disposals.

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998 and 1997:

                                                                                         1998           1997
                                                                                     -------------  -------------
Partners' capital..................................................................  $  10,136,041  $  10,706,355
  Unrealized loss on investment securities.........................................             --        234,159
  Add back selling commissions and organization and offering costs.................      2,466,957      2,466,957
  Financial statement distributions in excess of tax distributions.................         11,775         11,775
  Cumulative difference between federal income tax and financial statement income
    (loss).........................................................................     (2,704,182)    (2,508,018)
                                                                                     -------------  -------------
Partners' capital for federal income tax reporting purposes........................  $   9,910,591  $  10,911,228
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    Unrealized loss on investment securities, financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income (loss) represent timing differences.

NOTE 8--LEGAL PROCEEDINGS

    In January 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit".

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

    On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order"). Prior to issuing a final order, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

Partnership and all other plaintiff class members in the Class Action Lawsuit will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing. Since first executing the Stipulation of Settlement, the Court has scheduled two fairness hearings, the first on December 11, 1998 and the second on March 19, 1999, each of which was postponed because of delays in finalizing certain information materials that are subject to regulatory review prior to being distributed to investors.

    On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divides the Class Action Lawsuit into two separate sub-classes that can be settled individually. This revision is expected to expedite the settlement of one sub-class by the middle of 1999. However, the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), is expected to remain pending for a longer period due, in part, to the complexity of the proposed settlement pertaining to this class.

    Specifically, the settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel its current management contracts with all of the Exchange Partnerships. Newco would operate as a finance company specializing in the acquisition, financing and servicing of equipment leases for its own account and for the account of others on a contract basis. Newco also would use its best efforts to list its shares on the Nasdaq National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its shares and Newco has satisfied all necessary regulatory and listing requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

    One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provides, among other things, that commencing March 22, 1999, the Exchange Partnerships may collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believe to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations, including that the Exchange Partnerships retain sufficient cash balances to pay their respective shares of the cash distribution referenced above in connection with the proposed Consolidation.

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

    In the absence of the Court's authorization to enter into such activities, the Partnership's Restated Agreement, as amended, would not permit new investment activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Accordingly, to the extent that the Partnership invests in new equipment, the Manager (being EFG) will (i) defer, until the earlier of the effective date of the Consolidation or December 31, 1999, any acquisition fees resulting therefrom and (ii) limit its management fees on all such assets to 2% of rental income. In the event that the Consolidation is consummated, all such acquisition and management fees will be paid to Newco. To the extent that the Partnership invests in other business activities not consisting of equipment acquisitions, the Manager will forego any acquisition fees and management fees related to such investments. In the event that the Partnership has acquired new investments, but the Partnership does not participate in the Consolidation, Newco will acquire such new investments for an amount equal to the Partnership's net equity investment plus an annualized return thereon of 7.5%. Finally, in the event that the Partnership has acquired new investments and the Consolidation is not effected, the General Partner will use its best efforts to divest all such new investments in an orderly and timely fashion and the Manager will cancel or return to the Partnership any acquisition or management fees resulting from such new investments.

    The Amended Stipulation and previous Stipulation of Settlement prescribe certain conditions necessary to effecting final settlements, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit is estimated to be approximately $115,600 all of which was accrued and expensed by the Partnership in 1998. In addition, the Partnership's share of fees and expenses related to the proposed Consolidation is estimated to be approximately $218,400, all of which was accrued and expensed by the Partnership in 1998.

    While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permits the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

    There can be no assurance that settlement of either sub-class of the Class Action Lawsuit will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that final settlements of each sub-class will be achieved. However, in the absence of final settlements approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

    In addition to the foregoing, the Partnership is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following action had not been finally adjudicated at December 31, 1998:

ACTION INVOLVING NATIONAL STEEL CORPORATION

    EFG, on behalf of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"). The Complaint seeks reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. In March 1999, the Plaintiffs obtained payment for certain of the disputed items and have resumed settlement discussions to resolve remaining issues. The General Partner does not believe that the resolution of the remaining claims will have a material adverse effect on the Partnership's financial position or results of operations.

NOTE 9--SUBSEQUENT EVENT

    In January 1999, the Partnership sold its interest in a McDonnell Douglas MD-82 aircraft formerly leased to Alaska Airlines, Inc. for net sales proceeds of $1,262,860. The Partnership's interest in this aircraft had a cost and a net book value of $1,892,051 and $1,136,326 at December 31, 1998, respectively.

                        ADDITIONAL FINANCIAL INFORMATION

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

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

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1998, 1997 and 1996.

                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Rents earned prior to disposal of equipment, net of interest charges....  $  2,495,772  $  3,493,529  $  1,391,622
Sale proceeds realized upon disposition of equipment....................       316,524       896,006       304,990
                                                                          ------------  ------------  ------------
Total cash generated from rents and equipment sale proceeds.............     2,812,296     4,389,535     1,696,612
Original acquisition cost of equipment disposed.........................     2,214,718     3,181,390     1,261,267
                                                                          ------------  ------------  ------------
Excess of total cash generated to cost of equipment disposed............  $    597,578  $  1,208,145  $    435,345
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                        SALES AND
                                                                          OPERATIONS   REFINANCINGS     TOTAL
                                                                          -----------  ------------  -----------
Net income..............................................................  $   (70,620)  $  208,143   $   137,523
Add:
Depreciation............................................................    1,438,667           --     1,438,667
  Management fees.......................................................      110,415           --       110,415
  Write-down of investment securities--affiliate........................      377,849           --       377,849
  Book value of disposed equipment......................................           --      108,381       108,381
Less:
  Principal reduction of notes payable..................................   (1,080,035)          --    (1,080,035)
                                                                          -----------  ------------  -----------
  Cash from operations, sales and refinancings..........................      776,276      316,524     1,092,800
Less:
  Management fees.......................................................     (110,415)          --      (110,415)
                                                                          -----------  ------------  -----------
  Distributable cash from operations, sales and refinancings............      665,861      316,524       982,385
Other sources and uses of cash:
  Cash at beginning of year.............................................    3,530,868           --     3,530,868
  Net change in receivables and accruals................................      896,805           --       896,805
Less:
  Cash distributions paid...............................................     (625,472)    (316,524)     (941,996)
                                                                          -----------  ------------  -----------
  Cash at end of year...................................................  $ 4,468,062   $       --   $ 4,468,062
                                                                          -----------  ------------  -----------
                                                                          -----------  ------------  -----------

                           AMERICAN INCOME FUND I-E,
                      A MASSACHUSETTS LIMITED PARTNERSHIP

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               DECEMBER 31, 1998

    For the year ended December 31, 1998, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

Operating expenses................................................  $ 263,432