Form 10-K, Exhibit 13
period 1999-12-31
AMERICAN INCOME FUND I-E
filed 2000-03-30
CIK 868681

                                                                      Exhibit 13

                             AMERICAN INCOME FUND I

                            AMERICAN INCOME FUND I-E,

                       a Massachusetts Limited Partnership

                Annual Report to the Partners, December 31, 1999

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                    Page
                                                                    ----

SELECTED FINANCIAL DATA                                                2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                  3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors                                         9

Statement of Financial Position
at December 31, 1999 and 1998                                         10

Statement of Operations
for the years ended December 31, 1999, 1998 and 1997                  11

Statement of Changes in Partners' Capital
for the years ended December 31, 1999, 1998 and 1997                  12

Statement of Cash Flows
for the years ended December 31, 1999, 1998 and 1997                  13

Notes to the Financial Statements                                  14-26

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                               27

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                               28

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                      29

                                 SELECTED FINANCIAL DATA

   The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

   For each of the five years in the period ended December 31, 1999:

    Summary of
    Operations                    1999         1998          1997          1996          1995
------------------            -----------   -----------   -----------   -----------   -----------
Lease revenue                 $ 2,106,199   $ 2,430,065   $ 5,115,146   $ 5,328,237   $ 5,590,621

Net income                    $ 1,649,283   $   137,523   $ 1,252,723   $ 1,062,652   $   261,733

Per Unit:
   Net income                 $      1.77   $      0.15   $      1.35   $      1.14   $      0.28

   Cash distributions         $      1.01   $      1.01   $      1.27   $      2.40   $      2.75

Financial Position
------------------

Total assets                  $14,289,258   $14,457,880   $15,908,093   $18,074,828   $18,755,667

Total long-term obligations   $ 2,651,371   $ 3,688,947   $ 4,768,982   $ 6,586,970   $ 5,839,543

Partners' capital             $10,912,512   $10,136,041   $10,706,355   $10,865,261   $12,035,442

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1999 compared to the year ended December 31, 1998 and the year ended December 31, 1998 compared to the year ended December 31, 1997

      Certain statements in this annual report of American Income Fund I-E, a Massachusetts Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements and the remarketing of the Partnership's equipment.

Overview

      The Partnership was organized in 1991 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 8 to the accompanying financial statements. Pursuant to the to the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Partnership is scheduled to be dissolved by December 31, 2002.

Year 2000 Issue

      The Partnership uses information systems provided by Equis Financial Group Limited Partnership ("EFG") and has no information systems of its own. EFG completed all Year 2000 readiness work prior to December 31, 1999 and did not experience any significant problems. Additionally, EFG is not aware of any outside customer or vendor that experienced a Year 2000 issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. However, EFG has no means of ensuring that all customers, vendors and third-party servicers have conformed to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

Results of Operations

      For the year ended December 31, 1999, the Partnership recognized lease revenue of $2,106,199 compared to $2,430,065 and $5,115,146 for the years ended December 31, 1998 and 1997, respectively. The decrease in lease revenue from 1998 to 1999 reflects the effects of lease term expirations and equipment sales. The decrease in lease revenue from 1997 to 1998 partially resulted from the exchange of the Partnership's interest in a vessel during 1997 (see below). In 1997, the Partnership recognized lease revenue of $1,148,884 related to this vessel, including $878,320 representing a prepayment of the remaining contracted rent due under the vessel's lease agreement. Other reductions in lease revenue form 1997 to 1998 resulted from lease term expirations and the sale of equipment. In the future, lease revenue will continue to decline due to lease term expirations and equipment sales.

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

      Interest income for the year ended December 31, 1999 was $395,312 compared to $306,920 and $152,995 for the years ended December 31, 1998 and 1997, respectively. Interest income is generated principally from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income included $93,872 in both 1999 and 1998 and $18,514 in 1997 earned on a note receivable from Semele Group, Inc. ("Semele") (see Note 4 to the accompanying financial statements). The note receivable from Semele is scheduled to mature in April 2001. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. See discussion below regarding an investment made by the Partnership in 2000.

      During the year ended December 31, 1999, the Partnership sold equipment having a net book value of $1,223,569 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $908,298 compared to a net gain in 1998 of $208,143 on equipment having a net book value of $108,381, and a net gain in 1997 of $359,630 on equipment having a net book value of $535,501.

      In 1997, the Partnership exchanged its interest in a vessel with an original cost and net book value of $5,160,573 and $2,386,249, respectively (see below and Note 4 to the accompanying financial statements). In connection with this exchange, the Partnership realized proceeds of $1,578,208, which resulted in a net loss, for financial statement purposes, of $808,041. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received prepayment of the remaining contracted rent due under the vessel's lease agreement (see above).

      During 1997, the Partnership and another EFG-sponsored investment program also exchanged certain locomotives for a proportionate interest in replacement locomotives. The Partnership's original locomotives had a cost and net book value of $1,572,197 and $1,047,043, respectively, and had associated indebtedness of $411,997 at the time of the exchange. The replacement locomotives were recorded at their fair value of $1,524,829 and the Partnership assumed associated debt of $1,040,043. The locomotive exchange resulted in the recognition of a net loss, for financial statement purposes, of $150,260.

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

      The total economic value realized for each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements may not be indicative of the total residual value the Partnership achieved from leasing the equipment.

      Depreciation expense was $948,344, $1,438,667, and $2,679,339 for the years ended December 31, 1999, 1998 and 1997, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset at the date of primary lease expiration on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

      Interest expense was $234,357 or 11.1% of lease revenue in 1999, compared to $338,932 or 13.9% of lease revenue in 1998 and $355,277 or 6.9% of lease revenue in 1997. Interest expense in future periods will decline as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. See additional discussion below regarding the refinancing of certain of the debt in 2000.

      Management fees were approximately 4.7% of lease revenue during the year ended December 31, 1999, compared to 4.5% and 3.6% during the years ended December 31, 1998 and 1997, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

      Write-down of investment securities-affiliate was $377,849 for the year ended December 31, 1998. The General Partner determined that the decline in market value of its Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock from $15 per share to $4.125 per share (the quoted price of Semele stock on NASDAQ at December 31, 1998). See further discussion below.

      Operating expenses were $478,472, $541,742 and $199,019 for the years ended December 31, 1999, 1998 and 1997, respectively. During 1999, the Partnership accrued approximately $131,000 for the completion of a D-Check incurred to facilitate the remarketing of the Finnair Aircraft having a lease agreement which expired in January 2000 (see Note 9 to the accompanying financial statements). In addition, in 1999 the Partnership incurred approximately $52,000 in connection with the remarketing of an aircraft in which it held an ownership interest. The Partnership sold its interest in this aircraft during 1999. Operating expenses in 1999 also include approximately $50,000 accrued for certain legal and Consolidation expenses related to the Class Action Lawsuit described in Note 8 to the financial statements. During 1998, the Partnership incurred or accrued approximately $334,000 for such expenses related to the Class Action Lawsuit. Other operating expenses consist principally of professional service costs, such as audit and legal fees, as well as printing, distribution and other remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with other equipment being remarketed.

Liquidity and Capital Resources and Discussion of Cash Flows

      In connection with a preliminary settlement agreement for the Class Action Lawsuit described in Note 8 to the accompanying financial statements, the Partnership is permitted to invest in new equipment or other business activities, subject to certain limitations. On March 8, 2000, the Partnership invested $4,790,000 in a debt instrument that matures in September 2002. (See Notes 8 and 9 to the accompanying financial statements for additional information concerning this transaction.)

      The Partnership by its nature is a limited life entity. As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,469,365, $2,642,701 and $4,412,819 for the years ended 1999, 1998 and 1997 respectively. Net cash from operating activities in 1997 included lease termination rents as described above. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also continue to decline as the Partnership experiences a higher frequency of remarketing events.

      Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. During 1999, the Partnership realized net proceeds of $2,131,867, compared to

$316,524 and $896,006 in 1998 and 1997, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

      At December 31, 1999, the Partnership was due aggregate future minimum lease payments of $3,301,588 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $2,651,371 (see Note 6 to the financial statements). At the expiration of the individual primary and renewal lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party.

      In December 1998, the Partnership and certain affiliated investment programs owning interests in two McDonnell Douglas MD-82 aircraft (collectively, the "Programs") entered into lease extension agreements with Finnair OY. The lease extensions, effective upon the expiration of the existing primary lease terms on April 28, 1999, extended the leases for nine months and two years, respectively. In aggregate, these lease extensions will provide additional lease revenue of approximately $573,000 to the Partnership over the terms of the leases.

      The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Partnership has balloon payment obligations at the expiration of the lease terms related to aircraft leased by Reno Air, Inc. of $555,597 and Finnair OY (see below). On April 29, 1999, the Programs entered into agreements with a third-party lender to extend the maturity dates of the Programs' indebtedness related to the Finnair Aircraft. Consistent with the extension terms of the lease agreements related to the Finnair Aircraft discussed above, the maturity dates of the indebtedness were extended to January 2000 and April 2001, respectively. The Partnership has balloon payment obligations of $326,883 and $87,154 related to this indebtedness that is due on the respective maturity dates. In February 2000, the Programs refinanced the indebtedness maturing in January 2000 (see Note 9 to the accompanying financial statements). The Reno Air indebtedness matures in January 2003.

      As a result of the vessel exchange in 1997 (see Results of Operations), the Partnership became the beneficial owner of 425,743 shares of Semele common stock (valued at $638,615 ($1.50 per share) at the time of the exchange transaction). This investment was reduced by a dividend of $85,149 received in 1997 representing a return of equity to the Partnership. The Partnership also received a beneficial interest in the Semele Note of $938,718 in connection with the exchange. The Semele Note bears an annual interest rate of 10% and is scheduled to mature in April 2001. The note also requires mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of its Rancho Malibu property (see Note 4 to the financial statements).

      On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Partnership to 42,574 shares. During the year ended December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $143,690. In 1997, the Partnership recorded an unrealized loss of $234,159 related to its Semele common stock. These losses were reported as components of comprehensive income, included in partners' capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock to $4.125 per share for a total realized loss of $377,849 in 1998. During the year ended December 31, 1999, the Partnership increase the carrying value of its investment in Semele common stock to $5.75 per share (the quoted price of the Semele stock on NASDAQ SmallCap market at December 31, 1999), resulting in an unrealized gain of $69,184. This gain was reported as a component of comprehensive income, included in partners' capital.

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

      In particular, the Partnership must contemplate the potential liquidity risks associated with its investment in commercial jet aircraft. The management and remarketing of aircraft can involve, among other things, significant costs and lengthy remarketing initiatives. Although the Partnership's lessees are required to maintain the aircraft during the period of lease contract, repair, maintenance, and/or refurbishment costs at lease expiration can be substantial. For example, an aircraft that is returned to the Partnership meeting minimum airworthiness standards, such as flight hours or engine cycles, nonetheless may require heavy maintenance in order to bring its engines, airframe and other hardware up to standards that will permit its prospective use in commercial air transportation. At December 31, 1999, the Partnership had ownership interests in six commercial jet aircraft. Three of the aircraft are Boeing 737 aircraft formerly leased to Southwest Airlines, Inc. The lease agreements for each of these aircraft expired on December 31, 1999 and Southwest elected to return the aircraft. The aircraft are Stage 2 aircraft, meaning that they are prohibited from operating in the United States after December 31, 1999 unless they are retro-fitted with hush-kits to meet Stage 3 noise regulations promulgated by the Federal Aviation Administration. The cost to hush-kit an aircraft, such as the Partnership's Boeing 737s, can approach $2 million. At this time, the General Partner is attempting to remarket these assets without further capital investment by either re-leasing the aircraft to a user outside of the United States or selling the aircraft as they are without retro-fitting the aircraft to conform to Stage 3 standards. The remaining three aircraft in the Partnership's portfolio already are Stage 3 compliant. One of these aircraft had a lease term that expired in January 2000 and is being held in storage pending the outcome of ongoing remarketing efforts. The final two aircraft in the Partnership's portfolio have lease terms expiring in April 2001 and January 2003.

      Cash distributions to the General and Limited Partners have been declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1999, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $941,996. In accordance with the Restated Agreement, as amended, the Limited Partners were allocated 95% of these distributions, or $894,896 and the General Partner was allocated 5%, or $47,100. The fourth quarter 1999 cash distribution was paid on January 14, 2000.

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

      The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 7 to the financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss, the difference between distributions (declared vs. paid) for income tax and financial reporting purposes, and the treatment of unrealized gains or losses on investment securities for book and tax purposes. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

      For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1999. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Restated Agreement, as amended, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1999, the General Partner had a positive tax capital account balance.

      The Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 8 to the accompanying financial statements. The proposed settlement to that lawsuit, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. In addition, commencing with the first quarter of 2000, the General Partner believes that it will be in the Partnership's best interests to suspend the payment of quarterly cash distributions pending final resolution of the Class Action Lawsuit. Accordingly, future cash distributions are not expected to be paid until the Class Action Lawsuit is adjudicated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Fund I-E, a Massachusetts Limited Partnership:

      We have audited the accompanying statements of financial position of American Income Fund I-E, a Massachusetts Limited Partnership, as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-E, a Massachusetts Limited Partnership at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

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

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 2000

                                       13
                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1999 and 1998

                                                      1999                  1998
                                                 -------------         -------------
ASSETS
------

Cash and cash equivalents                        $   6,089,722         $   4,468,062

Rents receivable                                       171,582               301,563

Accounts receivable - affiliate                        555,112               112,684

Note receivable - affiliate                            938,718               938,718

Investment securities - affiliate                      244,801               175,617

Equipment at cost, net of accumulated
   depreciation of $6,929,313 and $10,116,949
   at December 31, 1999 and 1998, respectively       6,289,323             8,461,236
                                                 -------------         -------------
     Total assets                                $  14,289,258         $  14,457,880
                                                 =============         =============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                                    $   2,651,371         $   3,688,947
Accrued interest                                        25,556                36,297
Accrued liabilities                                    398,951               295,500
Accrued liabilities - affiliate                         17,512                17,592
Deferred rental income                                  47,861                48,008
Cash distributions payable to partners                 235,495               235,495
                                                 -------------         -------------

     Total liabilities                               3,376,746             4,321,839
                                                 -------------         -------------
Partners' capital (deficit):
  General Partner                                     (428,725)             (467,548)
  Limited Partnership Interests
  (883,829.31 Units; initial purchase price
  of $25 each)                                      11,341,237            10,603,589
                                                 -------------         -------------

     Total partners' capital                        10,912,512            10,136,041
                                                 -------------         -------------

     Total liabilities and partners' capital     $  14,289,258         $  14,457,880
                                                 =============         =============

                 The accompanying notes are an integral part of
                           these financial statements

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997

                                       1999            1998            1997
                                   ------------    ------------    ------------
Income:

   Lease revenue                   $  2,106,199    $  2,430,065    $  5,115,146

   Interest income                      301,440         213,048         134,481

   Interest income - affiliate           93,872          93,872          18,514

   Gain on sale of equipment            908,298         208,143         359,630

   Loss on exchange of equipment             --              --        (958,301)
                                   ------------    ------------    ------------

      Total income                    3,409,809       2,945,128       4,669,470
                                   ------------    ------------    ------------

Expenses:

   Depreciation                         948,344       1,438,667       2,679,339

   Interest expense                     234,357         338,932         355,277

   Equipment management fees
      - affiliate                        99,353         110,415         183,112

   Write-down of investment
      securities - affiliate                 --         377,849              --

   Operating expenses - affiliate       478,472         541,742         199,019
                                   ------------    ------------    ------------

      Total expenses                  1,760,526       2,807,605       3,416,747
                                   ------------    ------------    ------------

Net income                         $  1,649,283    $    137,523    $  1,252,723
                                   ============    ============    ============

Net income
   per limited partnership unit    $       1.77    $       0.15    $       1.35
                                   ============    ============    ============

Cash distributions declared
   per limited partnership unit    $       1.01    $       1.01    $       1.27
                                   ============    ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1999, 1998 and 1997

                                              General        Limited Partners
                                              Partner     -----------------------
                                              Amount         Units        Amount          Total
                                          ------------    ----------   ------------    ------------
Balance at December 31, 1996              $   (431,088)   883,829.31   $ 11,296,349    $ 10,865,261

    Net income - 1997                           62,636            --      1,190,087       1,252,723

    Unrealized loss on investment
      securities                               (11,708)           --       (222,451)       (234,159)
                                          ------------    ----------   ------------    ------------

Comprehensive income                            50,928            --        967,636       1,018,564
                                          ------------    ----------   ------------    ------------

Cash distributions declared                    (58,873)           --     (1,118,597)     (1,177,470)
                                          ------------    ----------   ------------    ------------

Balance at December 31, 1997                  (439,033)   883,829.31     11,145,388      10,706,355

   Net income - 1998                             6,877            --        130,646         137,523

   Unrealized loss on investment
     securities                                 (7,184)           --       (136,506)       (143,690)

   Less: Reclassification adjustment
     for write-Down of investment
     securities                                 18,892            --        358,957         377,849
                                          ------------    ----------   ------------    ------------

Comprehensive income                            18,585            --        353,097         371,682
                                          ------------    ----------   ------------    ------------

Cash distributions declared                    (47,100)           --       (894,896)       (941,996)
                                          ------------    ----------   ------------    ------------

Balance at December 31, 1998                  (467,548)   883,829.31     10,603,589      10,136,041

   Net income - 1999                            82,464            --      1,566,819       1,649,283

   Unrealized gain on investment
     securities                                  3,459            --         65,725          69,184
                                          ------------    ----------   ------------    ------------

Comprehensive income                            85,923            --      1,632,544       1,718,467
                                          ------------    ----------   ------------    ------------

Cash distributions declared                    (47,100)           --       (894,896)       (941,996)
                                          ------------    ----------   ------------    ------------

Balance at December 31, 1999              $   (428,725)   883,829.31   $ 11,341,237    $ 10,912,512
                                          ============    ==========   ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997

                                                 1999           1998           1997
                                             -----------    -----------    -----------
Cash flows from (used in) operating
  activities:
Net income                                   $ 1,649,283    $   137,523    $ 1,252,723

Adjustments to reconcile net income
  to net cash from operating activities:
   Depreciation                                  948,344      1,438,667      2,679,339
   Gain on sale of equipment                    (908,298)      (208,143)      (359,630)
   Write-down of investment
     securities - affiliate                           --        377,849             --
   Loss on exchange of equipment                      --             --        958,301

Changes in assets and liabilities:
   Decrease (increase) in:
      Rents receivable                           129,981            (90)       563,486
      Accounts receivable affiliate             (442,428)       696,759       (570,057)
   Increase (decrease) in:
      Accrued interest                           (10,741)         4,801        (64,627)
      Accrued liabilities                        103,451        286,300        (14,050)
      Accrued liabilities - affiliate                (80)       (33,178)        16,547
      Deferred rental income                        (147)       (57,787)       (49,213)
                                             -----------    -----------    -----------

       Net cash from operating activities      1,469,365      2,642,701      4,412,819
                                             -----------    -----------    -----------

Cash flows from investing activities:
   Dividend received                                  --             --         85,149
   Proceeds from equipment sales               2,131,867        316,524        896,006
                                             -----------    -----------    -----------

        Net cash from investing activities     2,131,867        316,524        981,155
                                             -----------    -----------    -----------

Cash flows used in financing activities:
   Principal payments - notes payable         (1,037,576)    (1,080,035)    (2,446,034)
   Distributions paid                           (941,996)      (941,996)    (1,255,968)
                                             -----------    -----------    -----------
        Net cash used in financing
          activities                          (1,979,572)    (2,022,031)    (3,702,002)
                                             -----------    -----------    -----------

Net increase in cash and cash equivalents      1,621,660        937,194      1,691,972

Cash and cash equivalents at
   beginning of year                           4,468,062      3,530,868      1,838,896
                                             -----------    -----------    -----------

Cash and cash equivalents at end of year     $ 6,089,722    $ 4,468,062    $ 3,530,868
                                             ===========    ===========    ===========

Supplemental disclosure of cash
  flow information:
   Cash paid during the year for interest    $   245,098    $   334,131    $   419,904
                                             ===========    ===========    ===========

Supplemental disclosure of non-cash investing and financing activities:
  See Note 4 to the financial statements regarding the carrying value of the Partnership's investment securities - affiliate.

                 The accompanying notes are an integral part of
                           these financial statements

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1999

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

      In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

      The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1999, the Partnership had $5,975,921 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

Revenue Recognition

      Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Partnership may enter renewal or re-lease agreements which expire beyond the Partnership's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Partnership's business activities as the General Partner and EFG would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. See also Note 8 regarding the Class Action Lawsuit. Future minimum rents of $3,301,588 are due as follows:

For the year ending December 31, 2000  $ 1,085,602
                                 2001      891,724
                                 2002      835,254
                                 2003      440,072
                                 2004       48,936
                                       -----------

                                Total  $ 3,301,588
                                       ===========

      Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1999, 1998 and 1997 is as follows:

                                      1999            1998           1997
                                    ---------      ---------      -----------

Finnair OY                          $ 415,268      $ 418,516      $        --
Southwest Airlines, Inc.            $ 340,916      $ 338,112      $        --
Reno Air, Inc.                      $ 302,809      $ 306,806      $        --
General Motors Corporation          $ 286,911      $ 363,440      $        --
Trans Ocean Container Corp.         $      --      $ 279,105      $        --
Gearbulk Shipowning Ltd.            $      --      $      --      $ 1,148,884
National Steel Corporation          $      --      $      --      $   729,633

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

Investment Securities - Affiliate

      The Partnership's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of partners' capital. Other-than-temporary declines in market value are recorded as write-down of investment in the Statement of Operations (see Note 4). Unrealized gains or losses on the Partnership's available-for-sale securities, are required to be included in comprehensive income. During the year ended December 31, 1999, total comprehensive income amounted to $1,718,467.

Accrued Liabilities - Affiliate

      Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

Contingencies

   It is the Partnership's policy to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Partnership has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Partnership recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is likely to be incurred.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

      The Partnership is a Nominal Defendant in a Class Action Lawsuit. In 1998, a settlement proposal to resolve that litigation was negotiated and remains pending (see Note 8). The Partnership's estimated exposure for costs anticipated to be incurred in pursuing the settlement proposal is approximately $384,000 consisting principally of legal fees and other professional service costs. These costs are expected to be incurred regardless of whether the proposed settlement ultimately is effected and, therefore, the Partnership accrued and expensed approximately $334,000 of these costs in 1998 following the Court's approval of the settlement plan. The cost estimate is subject to change and is monitored by the General Partner based upon the progress of the settlement proposal and other pertinent information. As a result, the Partnership accrued and expensed an additional $50,000 for such costs during 1999.

Allocation of Profits and Losses

      For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 7 for allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit

      Net income and cash distributions per Unit are based on 883,829.31 Units outstanding during each of the three years in the period ended December 31, 1999 and are computed after allocation of the General Partner's 5% share of net income and cash distributions.

Provision for Income Taxes

      No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Partnership at December 31, 1999. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1999 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

                                   Remaining
                                  Lease Term      Equipment
      Equipment Type                (Months)       at Cost            Location
-------------------------         ----------    ------------    --------------------
Aircraft                             0-36       $  6,805,620    NV/TX/Foreign
Trailers/intermodal containers         42          1,756,524    CA
Materials handling                   0-24          1,605,111    CT/IL/MI/OH/PA/SC/TX
Railroad                               51          1,522,810    NE
Retail store fixtures                   7            687,947    FL
Construction and mining                 0            500,670    WV
Communications                          0            315,882    FL
Photocopying                            0             24,072    CA/CT
                                                ------------

                      Total equipment cost        13,218,636

                  Accumulated depreciation        (6,929,313)
                                                ------------

Equipment, net of accumulated depreciation      $  6,289,323
                                                ============

      In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. At December 31, 1999, the Partnership's equipment portfolio included equipment having a proportionate original cost of $10,086,014, representing approximately 76% of total equipment cost.

      Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $6,610,000 and a net book value of approximately $4,934,000 at December 31, 1999 (see Note
6).

      Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

      As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for re-lease or sale with an original cost of approximately $2,220,000 and a net book value of approximately $610,000 at December 31, 1999. This equipment includes the Partnership's interest in three Boeing 737 aircraft formerly leased to Southwest Airlines, Inc. having a cost of $1,718,913 and a net book value of $609,927 at December 31, 1999. The General Partner is actively seeking the sale or re-lease of all equipment not on lease.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

NOTE 4 - INVESTMENT SECURITIES - AFFILIATE / NOTE RECEIVABLE - AFFILIATE

      On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly isssued shares (at $1.50 per share) of common stock in Semele Group, Inc. ("Semele") (formerly Banyan Strategic Land Fund II), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ Small Cap Market effective January 5, 1999 (previously NASDAQ). At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

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

      As a result of the exchange transaction and its original 67% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Partnership received $879,195 in cash, became the beneficial owner of 425,743 shares of Semele common stock (valued at $638,615 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $938,718. The Semele Note bears an annual interest rate of 10% and is scheduled to mature in April 2001.The note requires mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Partnership recognized interest income of $93,872 in both 1999 and 1998 and $18,514 in 1997 on the Semele Note. The Partnership's interest in the vessel had an original cost and net book value of $5,160,573 and $2,386,249, respectively. The proceeds realized by the Partnership of $1,578,208 resulted in a net loss, for financial statement purposes, of $808,041. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $878,320.

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

      On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Partnership to 42,574 shares. In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $143,690. In 1997, the Partnership recorded an unrealized loss of $234,159 related to its Semele common stock. These losses were reported as components of comprehensive income, included in partners' capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock to $4.125 per share for a total realized loss of $377,849 in 1998. During the year ended December 31, 1999, the Partnership increased the carrying value of its investment in Semele common stock to $5.75 per share (the quoted price of the Semele stock on NASDAQ SmallCap market at December 31, 1999), resulting in an unrealized gain of $69,184. This gain was reported as a component of comprehensive income, included in partners' capital.

NOTE 5 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1999, 1998 and 1997, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                     1999            1998            1997
                                  ----------      ----------      ----------

Equipment management fees         $   99,353      $  110,415      $  183,112
Administrative charges               115,923          66,924          63,126
Reimbursable operating expenses
   due to third parties              362,549         474,818         135,893
                                  ----------      ----------      ----------
                   Total          $  577,825      $  652,157      $  382,131
                                  ==========      ==========      ==========

      As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include acquisition and management of equipment. For acquisition services, EFG was compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenue received by the Partnership. Both acquisition and management fees are subject to certain limitations defined in the Management Agreement.

      Administrative charges represent amounts owed to EFG, pursuant to Section 9.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG at actual cost.

      All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

      All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1999, the Partnership was owed $555,112 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 2000.

      Certain affiliates of the General Partner own Units in the Partnership as follows:

      -------------------------------------------------------------------
                                                           Percent of
                                                             Total
                                          Number of       Outstanding
                 Affiliate               Units Owned         Units
      -------------------------------------------------------------------
      Atlantic Acquisition Limited
      Partnership                          23,472            2.66%
      -------------------------------------------------------------------
      Old North Capital Limited
      Partnership                         87,118.15          9.86%
      -------------------------------------------------------------------

      Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts limited partnerships formed in 1995 and affiliates of EFG. The general partners of AALP and ONC are controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and CEO of Semele.

NOTE 6 - NOTES PAYABLE

      Notes payable at December 31, 1999 consisted of installment notes of $2,651,371 payable to banks and institutional lenders. The installment notes bear interest rates ranging between 8.09% and 8.65%, except for one note which bears a fluctuating interest rate based on LIBOR plus a margin (6.4625% at December 31, 1999). All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Partnership has balloon payment obligations at the expiration of the lease terms related to aircraft leased by Reno Air, Inc. ($555,597) and Finnair OY ($326,883 and $87,154). The Finnair OY indebtedness matures in January 2000 and April 2001, respectively. (See Note 9 regarding the refinancing of the January 2000 balloon payment in February 2000). The Reno Air indebtedness matures in January 2003. The carrying amount of notes payable approximates fair value at December 31, 1999.

The annual maturities of the installment notes payable are as follows:

For the year ending December 31, 2000    $  894,374
                                 2001       548,825
                                 2002       419,826
                                 2003       740,223
                                 2004        48,123
                                          ---------

                                Total    $2,651,371
                                         ==========

NOTE 7 - INCOME TAXES

      The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

      For financial statement purposes, the Partnership allocates net income to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1999, the General Partner had a positive tax capital account balance.

      The following is a reconciliation between net income or loss reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999, 1998 and 1997:

                                                 1999              1998              1997
                                             ------------      ------------      ------------
Net income                                   $  1,649,283      $    137,523      $  1,252,723

   Financial statement depreciation
      less than tax depreciation                 (722,770)         (586,707)         (124,537)
   Deferred rental income                            (147)          (57,787)          (49,213)
   Other                                        1,244,412           448,330             3,340
                                             ------------      ------------      ------------

Net income (loss) for federal income tax
   reporting purposes                        $  2,170,778      $    (58,641)     $  1,082,313
                                             ============      ============      ============

      The principal component of "Other" consists of the difference between the tax and financial statement gain or loss on equipment disposals.

      The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999 and 1998:

                                                                               1999              1998
                                                                           ------------      ------------
Partners' capital                                                          $ 10,912,512      $ 10,136,041

   Add back selling commissions and organization and offering costs           2,466,957         2,466,957

   Unrealized gain on investment securities                                     (69,184)               --

   Financial  statement  distributions in excess of tax  distributions               --            11,775

   Cumulative difference between federal income tax and
   financial statement income (loss)                                         (2,182,687)       (2,704,182)
                                                                           ------------      ------------
Partners' capital for federal income tax reporting purposes                $ 11,127,598      $  9,910,591
                                                                           ============      ============

      Unrealized gain on investment securities, financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income (loss) represent timing differences.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

NOTE 8 - LEGAL PROCEEDINGS

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

      On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order").

      On March 12, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 12, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divided the Class Action Lawsuit into two separate sub-classes that could be settled individually. On May 26, 1999, the Court issued an Order and Final Judgment approving settlement of one of the sub-classes. Settlement of the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), remains pending due, in part, to the complexity of the proposed settlement pertaining to this class.

      In February 2000, counsel for the Plaintiffs and the Defendants entered into a second amended stipulation of settlement (the "Second Amended Stipulation") which modified certain of the settlement terms contained in the Amended Stipulation. The Second Amended Stipulation was preliminarily approved by the Court by its "Second Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 6, 2000 (the "March 2000 Order"). Prior to issuing a final order approving the settlement of the second sub-class involving the Partnership, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Partnership and all other plaintiff sub-class members will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing.

      The settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

its current management contracts with all of the Exchange Partnerships. Newco would operate principally as a finance company and would use its best efforts to list its shares on the NASDAQ National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its shares and Newco has satisfied all necessary regulatory and listing requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

      One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provided, among other things, that commencing March 22, 1999, the Exchange Partnerships could collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believed to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations. The Second Amended Stipulation, among other things, quantified the 40% limitation using a whole dollar amount of $32 million in the aggregate.

      On March 8, 2000, the Exchange Partnerships collectively invested $32 million as permitted by the Second Amended Stipulation approved by the Court. The Partnership's portion of the aggregate investment is $4,790,000. The investment consists of a term loan to Echelon Residential Holdings LLC, a newly-formed real estate development company that will be owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only investor in Echelon Residential Holdings LLC who is related to EFG. The loan proceeds were used by Echelon Residential Holdings LLC in the formation of a subsidiary, Echelon Residential LLC, that in turn acquired various real estate assets from Echelon International Corporation, a Florida based real estate company. The loan has a term of 30 months maturing on September 7, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. Echelon Residential Holdings LLC has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

      In the absence of the Court's authorization to enter into new investment activities, the Partnership's Restated Agreement, as amended, would not permit such activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Consistent with the Amended Stipulation, the Second Amended Stipulation provides terms for unwinding any new investment transactions in the event that the Consolidation is not effected or the Partnership objects to its participation in the Consolidation.

      The Second Amended Stipulation, as well as the Amended Stipulation and the original Stipulation of Settlement, prescribe certain conditions necessary to effect a final settlement, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit and the Consolidation is estimated to be approximately $384,000, of which approximately $334,000 was accrued and expensed by the Partnership in 1998 and approximately $50,000 was accrued and expensed in 1999.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

      While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permitted the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

      There can be no assurance that settlement of the sub-class involving the Exchange Partnerships will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. Notwithstanding the extent of delays experienced thus far in achieving a final settlement of the Class Action Lawsuit with respect to the Exchange Partnerships, the General Partner and its affiliates, in consultation with counsel, continue to feel that there is a reasonable basis to believe that a final settlement of the sub-class involving the Exchange Partnerships ultimately will be achieved. However, in the absence of a final settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

      In addition to the foregoing, the Partnership is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions as described below:

Action involving National Steel Corporation

      EFG, on behalf of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"). The Complaint sought reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. On May 11, 1999, the parties executed a comprehensive settlement agreement to resolve all outstanding issues, including reimbursement to the Partnership for the disputed sales tax items referenced above. This matter did not have a material effect on the Partnership's financial position or results of operations.

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

NOTE 9 - SUBSEQUENT EVENTS

Refinancing of Indebtedness

      In February 2000, the Partnership and certain affiliated investment programs (collectively, the "Programs") refinanced the indebtedness maturing in January 2000 associated with the McDonnell-Douglas MD-82 aircraft formerly leased to Finnair OY. The Programs received debt proceeds of $4,720,000 in aggregate, consisting of $3,370,000 to refinance the existing indebtedness and an additional $1,350,000 required to perform a D-Check on the aircraft. The note bears a fluctuating interest rate based on LIBOR plus a margin with interest payments due monthly. The Partnership's share of the indebtedness is $458,501 which is due at maturity on August 9, 2000. The aircraft was returned in January 2000 upon its lease term expiration and is currently being stored in a warehouse.

Other

      On March 8, 2000, the Exchange Partnerships (see Note 8) collectively loaned $32 million to Echelon Residential Holdings LLC, a newly-formed real estate development company that will be owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only investor in Echelon Residential Holdings LLC who is related to EFG.

      The Partnership's participation in the loan is $4,790,000. Echelon Residential Holdings LLC, through a subsidiary (Echelon Residential LLC), used the loan proceeds to acquire various real estate assets from Echelon International Corporation, a Florida based real estate company. The loan has a term of 30 months maturing on September 7, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. In connection with the transaction, Echelon Residential Holdings LLC has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

                             ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1999, 1998 and 1997

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1999, 1998 and 1997.

                                                         1999              1998              1997
                                                    ------------      ------------      ------------
Rents earned prior to disposal of
   equipment, net of interest charges               $  5,548,630      $  2,495,772      $  3,493,529

Sale proceeds realized upon disposition
   of equipment                                        2,131,867           316,524           896,006
                                                    ------------      ------------      ------------

Total cash generated from rents
   and equipment sale proceeds                         7,680,497         2,812,296         4,389,535

Original acquisition cost of equipment
   disposed                                            5,359,549         2,214,718         3,181,390
                                                    ------------      ------------      ------------

Excess of total cash generated to cost
   of equipment disposed                            $  2,320,948      $    597,578      $  1,208,145
                                                    ============      ============      ============

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1999

                                                                 Sales and
                                               Operations       Refinancings          Total
                                              ------------      ------------      ------------
Net income                                    $    740,985      $    908,298      $  1,649,283
Add:
   Depreciation                                    948,344                --           948,344
   Management fees                                  99,353                --            99,353
   Book value of disposed equipment                     --         1,223,569         1,223,569

Less:
   Principal reduction of notes payable         (1,037,576)               --        (1,037,576)
                                              ------------      ------------      ------------
   Cash from operations, sales
     and refinancings                              751,106         2,131,867         2,882,973

Less:
   Management fees                                 (99,353)               --           (99,353)
                                              ------------      ------------      ------------

   Distributable cash from operations,
   sales and refinancings                          651,753         2,131,867         2,783,620

Other sources and uses of cash:
   Cash at beginning of year                     4,468,062                --         4,468,062
   Net change in receivables and accruals         (219,964)               --          (219,964)

Less:
   Cash distributions paid                              --          (941,996)         (941,996)
                                              ------------      ------------      ------------

Cash at end of year                           $  4,899,851      $  1,189,871      $  6,089,722
                                              ============      ============      ============

                            AMERICAN INCOME FUND I-E,
                       a Massachusetts Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1999

     For the year ended December 31, 1999, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

   Operating expenses                        $ 373,647